Exhibit 10.1

Confidential Treatment has been requested for the redacted portions of this agreement. The redactions are indicated with four asterisks [****]. A complete version of this agreement has been filed separately with the Securities and Exchange Commission.

AMENDED AND RESTATED COLLABORATION AGREEMENT

By and Between

SANOFI-AVENTIS US, LLC

and

REGENERON PHARMACEUTICALS, INC.

Dated as of February 23, 2015

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS	2

ARTICLE 2 GENERAL	15
2.1 Compliance With Law	15
2.2 Commercially Reasonable Efforts	15
2.3 Further Assurances and Transaction Approvals	15
2.4 Compliance with Third Party Agreements	15
2.5 Plans	16

ARTICLE 3 JOINT ZALTRAP COMMITTEE	16
3.1 Joint ZALTRAP Committee	16
3.2Composition; Meetings	17
3.3 Limitations on Authority	18

ARTICLE 4 LICENSE GRANTS	18
4.1 Regeneron License Grants	18
4.2 Aventis License Grants	18
4.3 Sublicenses; Subcontracting	18
4.4 No Implied License	19
4.5 Technology Transfer	19
4.6 Certain Newly Created Intellectual Property	19

ARTICLE 5 DEVELOPMENT ACTIVITIES	20
5.1 Development of Licensed Products	20
5.2 Development Plan	20
5.3 Additional Development Activities	21
5.4 Development Reports	21
5.5 Development Records	22
5.6 Obligations of The Parties And Their Affiliates	22

ARTICLE 6 COMMERCIALIZATION	22
6.1 Commercialization of Licensed Products	22
6.2 Commercialization Plan	22
6.3 Commercialization Reports	23
6.4 Commercialization Records	23
6.5 Booking of Sales and Licensed Product Distribution	24
6.6 [****]	24
6.7 Restrictions on Sales Outside the Field	24
6.8 Inventory Management	24
6.9 Medical and Consumer Inquiries	24
6.10 Market Exclusivity Extensions	25
6.11 Non-Compete; Activities Outside of the Agreement	25
6.12 Post Marketing Clinical Trials	27

i

ARTICLE 7 REGULATORY AFFAIRS	27
7.1 Ownership of Approvals and Registration Filings	27
7.2 Rights of Reference	27
7.3 Regulatory Coordination and Assistance	28
7.4 Pharmacovigilance and Safety Data Exchange	31
7.5 Regulatory Inspection or Audit	31
7.6 Recalls and Other Corrective Actions	32
7.7 Cost of Recalls and Other Corrective Actions	32
7.8 Licensed Product Labeling	32

ARTICLE 8 MANUFACTURING AND SUPPLY	32
8.1 Supply Agreement	33
8.2 Aventis Manufacturing and Supply Obligations	33
8.3 Funded Assets	33

ARTICLE 9 PAYMENTS	33
9.1 Payments.	33
9.2 Development Balance; Other Payment Obligations	34
9.3 Net Sales Report	34
9.4 Third Party Payment Amounts	34
9.5 Regeneron Costs	34
9.6 Profit Sharing Payment	34
9.7 Payments with respect to Batches under the Supply Agreement	36
9.8 Quarterly Invoicing and Payment	37
9.9 Payment Method and Currency	37
9.10 Late Payments	38
9.11 Taxes	38

ARTICLE 10 DISPUTE RESOLUTION	38
10.1Resolution of Disputes	38
10.2 Legal Disputes	38
10.3 Escalation to Executive Officers	39
10.4 No Waiver	39

ARTICLE 11 TRADEMARKS AND CORPORATE LOGOS	39
11.1 Corporate Logos	39
11.2 Selection of Product Trademarks	39
11.3 Ownership of Product Trademarks	39
11.4 Prosecution and Maintenance of Product Trademarks	40
11.5 License to the Licensed Product Trademarks	40
11.6 Use of Corporate Names	41

ARTICLE 12 NEWLY CREATED INVENTIONS	41
12.1 Ownership of Newly Created Intellectual Property	41
12.2 Prosecution and Maintenance of Patents	43

12.3 Interference, Opposition and Reissue	46

ARTICLE 13 INTELLECTUAL PROPERTY LITIGATION	46
13.1 Enforcement of Patents and Product Trademarks	46
13.2 Patent Marking	47
13.3 Third-Party Infringement Claims	47
13.4 Invalidity or Unenforceability Defenses or Actions	48

ARTICLE 14 BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS	49
14.1 Books and Records	49
14.2 Audits and Adjustments	49
14.3 GAAP/IAS/IFRS	50

ARTICLE 15 REPRESENTATIONS AND WARRANTIES	50
15.1 Due Organization, Valid Existence and Due Authorization	50
15.2 Knowledge of Pending or Threatened Litigation	50
15.3 Disclaimer of Warranties	50

ARTICLE 16 CONFIDENTIALITY	51
16.1 Confidential Information	51
16.2 Exclusions	51
16.3 Permitted Disclosures and Uses	51
16.4 Injunctive Relief	53
16.5 Publication of New Information	53
16.6 Other Publications	53

ARTICLE 17 INDEMNITY	54
17.1 Indemnity and Insurance	54
17.2 Indemnity Procedure	56

ARTICLE 18 FORCE MAJEURE	57

ARTICLE 19 TERM AND TERMINATION	57
19.1 Term/Expiration of Term	57
19.2 Termination Without Cause	57
19.3 Termination For Material Breach	58
19.4 Termination for Aventis’ Material Breach of the Supply Agreement	58
19.5 Termination for Insolvency	58
19.6 Termination for Breach of Investor Agreement	59
19.7 Effect of Termination/Expiration	59
19.8 Survival of Obligations	60

ARTICLE 20 MISCELLANEOUS	61
20.1 Governing Law; Submission to Jurisdiction	61
20.2 Waiver	61

20.3 Notices	62
20.4 Entire Agreement	62
20.5 Amendments	62
20.6 Headings	62
20.7 Severability	62
20.8 Registration and Filing of the Agreement	62
20.9 Assignment	63
20.10 Successors and Assigns	63
20.11 Affiliates	63
20.12 Counterparts	63
20.13 Third-Party Beneficiaries	63
20.14 Relationship of the Parties	63
20.15 Limitation of Damages	64
20.16 Non-Solicitation	64
20.17 Rejection of Agreement in Bankruptcy	64
20.18 Construction	65

AMENDED AND RESTATED COLLABORATION AGREEMENT

THIS AMENDED AND RESTATED COLLABORATION AGREEMENT (“Agreement”), dated as of February 23, 2015 (the “Amendment Execution Date”), amends and restates, effective as of July 1, 2014 (the “Amendment Effective Date”) the Collaboration Agreement, dated as of September 5, 2003 (the “Effective Date”), as amended, by and between Sanofi-Aventis US, LLC (as successor in interest to Aventis Pharmaceuticals Inc.), a corporation organized under the laws of Delaware and having a principal place of business at 55 Corporate Drive, Bridgewater, NJ 08807 (“Aventis”), and REGENERON PHARMACEUTICALS, INC., a corporation organized under the laws of New York and having a principal place of business at 777 Old Saw Mill River Road, Tarrytown, New York 10591 (“Regeneron”) (with each of Aventis and Regeneron referred to herein individually as a “Party” and collectively as the “Parties”).
WHEREAS, Regeneron has developed certain VEGF inhibitor molecules referred to herein as VEGF Trap Products, and Regeneron and Aventis have collaborated on the development and commercialization of certain VEGF Trap Products in the Territory; and
WHEREAS, Regeneron and Aventis wish to amend this Agreement in part and terminate this Agreement in part so that Aventis has the right to continue to commercialize the Licensed Product and to develop the Licensed Product for additional oncology indications on revised financial and other terms, and the rights to other VEGF Products and other indications shall revert to Regeneron all as set forth herein.
NOW, THEREFORE, in consideration of the following mutual promises and obligations, and for other good and valuable consideration the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS
Capitalized terms used in this Agreement, whether used in the singular or plural, except as expressly set forth herein, shall have the meanings set forth below:
1.1    “Actual Fully Burdened Manufacturing Cost” shall have the meaning set forth in Schedule 11.
1.2    “Additional Major Market Country” shall mean any country in the Territory, other than the Major Market Countries referred to in clause (a) of the definition thereof, in which Net Sales in the immediately prior Contract Year were [****] or more of aggregate Net Sales in the Territory and such designation shall remain effective from and after January 1 of such Contract Year and each Contract Year thereafter as long as Net Sales in such country in the immediately preceding Contract Year(s) are [****] or more of aggregate Net Sales in the Territory in such Contract Year(s). Notwithstanding the foregoing, the Parties shall have the right to mutually agree that a country that exceeds [****] aggregate Net Sales threshold in a given Contract Year shall not be an Additional Major Market Country if such country is not expected to exceed such [****] aggregate Net Sales threshold on an ongoing basis.
1.3    “Affiliate” shall mean, with respect to any Person, any other Person that controls, is controlled by or is under common control with such first Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such first Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. For purposes of this Agreement, in no event shall Aventis or any of its Affiliates be deemed Affiliates of Regeneron or any of its Affiliates nor shall Regeneron or any of its Affiliates be deemed Affiliates of Aventis or any of its Affiliates.
1.4    “Aggregate Actual Fully Burdened Manufacturing Cost” shall have the meaning set forth in Section 9.7(c).
1.5    “Aggregate Profit Sharing Payment” shall have the meaning set forth in Section 9.6(b).
1.6    “Agreement” shall have the meaning set forth in the introductory paragraph, including all Schedules and Exhibits.

1.7    “Amendment Effective Date” shall have the meaning set forth in the introductory paragraph.
1.8    “Amendment Execution Date” shall have the meaning set forth in the introductory paragraph.
1.9    “Ancillary Agreement” shall mean the Supply Agreement and the Investor Agreement.
1.10    “Approval” shall mean, with respect to each Licensed Product, any approval (including Marketing Approvals and Pricing Approvals), registration, license or authorization from any Regulatory Authority required for the testing, manufacture, Development, Commercialization, sale, storage or transport of, or expanded labeling for, such Licensed Product in any country, and shall include, without limitation, an approval, registration, license or authorization granted in connection with any Registration Filing.
1.11    “Assigned Regeneron Regulatory Documentation” has the meaning set forth in Section 7.1.
1.12    “Aventis” shall have the meaning set forth in the introductory paragraph.
1.13    “Aventis Know-How” shall mean (a) all Know-How that is conceived, developed, created or otherwise made by or on behalf of Aventis (or its Affiliates or its or their sublicensees or Distributors) under or in connection with this Agreement during the Term (or any transition period as provided in Schedule 6 or Schedule 7), and (b) all Know-How that (i) is Controlled as of the Effective Date and at any time during the Term by Aventis or any of its Affiliates (other than by operation of the license and other grants in ARTICLE 4) and (ii) relates to a VEGF Trap, in each case ((a) and (b)), excluding any Joint Inventions. Aventis Know-How shall include New Information of Aventis.
1.14    “Aventis Indemnitees” shall have the meaning set forth in Section 17.1(b).
1.15    “Aventis Intellectual Property” shall mean the Aventis Patent Rights and Aventis Know-How.
1.16    “Aventis Patent Rights” shall mean (a) those Patents Controlled as of the Effective Date or hereafter during the Term by Aventis or any of its Affiliates (other than by operation of the license in ARTICLE 4) that include at least one claim that would be infringed by the manufacture, use, sale, offer for sale or import of any VEGF Product and (b) those Patents that (i) claim or cover the Aventis Know-How and (ii) are Controlled by Aventis or any of its Affiliates (other than by operation of the license and other grants in ARTICLE 4).
1.17    “Aventis Sole Inventions” shall have the meaning set forth in Section 12.1(a).
1.18    “Aventis Trademarks” shall have the meaning set forth in Section 11.3.
1.19    “Batch” shall have the meaning set forth in the Supply Agreement.

1.20    “Batch Number” shall have the meaning set forth in Section 9.7(c).
1.21    “BLA” shall mean, with respect to each Licensed Product, a biologics license application filed with respect to such Licensed Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside of the United States.
1.22    “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, United States or Paris, France are authorized or required by Law to remain closed.
1.23    “Calendar Quarter” shall mean each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1 during the Term, except that for purposes of ARTICLE 9 the first Calendar Quarter shall commence on the Amendment Effective Date and shall end on December 31, 2014 and the last Calendar Quarter shall end on the last day of the Term.
1.24    “Clinical Supply Requirements” shall mean, with respect to a Licensed Product, the quantities of such Licensed Product that are required by Aventis (a) for Development, including the conduct of pre-clinical studies and Clinical Trials in connection with the Development Plan in order to obtain Approval of such Licensed Product in the Field in any country in the Territory and quantities of such Licensed Product which are required by a Party for submission to a Regulatory Authority in connection with any Registration Filing or Approval in any country in the Territory or (b) for any Non-Approval Trial.
1.25    “Clinical Trial” shall mean any clinical trial conducted for the purpose of or which results in obtaining data to support or be included in a Registration Filing, including any clinical trial conducted or sponsored by a Party’s medical affairs department which is referenced in a BLA solely in connection with an integrated safety database.
1.26    “CMC” shall mean chemistry, manufacturing and controls.
1.27    “Collaboration Purpose” has the meaning set forth in Section 5.6.
1.28    “Commercial Supply Requirements” shall mean, with respect to each Licensed Product, quantities of such Licensed Product as are required by Aventis to fulfill Aventis’ requirements for commercial sales and product sampling with respect to such Licensed Product in the Field in the Territory or any country in the Territory, as the case may be.
1.29    “Commercialize” or “Commercialization” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, commercializing, offering for sale, having sold and/or selling a Licensed Product, including sampling and conducting Non-Approval Trials.
1.30    “Commercialization Plan” has the meaning set forth in Section 6.2.

1.31    “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that such efforts shall be consistent with the Collaboration Purpose, and substantially equivalent to those efforts and resources commonly used by a Party for a product owned by it, which product is at a similar stage in its development or product life and is of similar market potential. Commercially Reasonable Efforts shall be determined on a market-by-market and product-by-product basis in view of conditions prevailing at the time, and evaluated taking into account all relevant factors, including without limitation, the efficacy, safety, anticipated regulatory authority approved labeling, competitiveness of alternative products that are in the marketplace or under development by Third Parties and other technical, scientific, legal, medical marketing and competitive factors. It is anticipated that the level of effort will change over time. In determining whether a Party has used Commercially Reasonable Efforts, the payments made or required to be made hereunder or under the Supply Agreement shall not be factors weighed (that is, a Party may not apply lesser resources or efforts in support of a Licensed Product because it must make any payments hereunder or under the Supply Agreement). In determining whether Aventis has used Commercially Reasonable Efforts with respect to the Commercialization of Licensed Products, a failure by Regeneron to satisfy its obligations to supply Formulated Bulk Licensed Product pursuant to Section 3.1 of the Supply Agreement, to the extent amounts supplied by Regeneron are insufficient to meet the Commercial Supply Requirements of Licensed Product, shall be a relevant factor to take into account; provided, however, that, for clarity, in no event shall this sentence apply with respect to Aventis’ obligations under Section 8.2.
1.32    “Contract Year” shall mean the period beginning on the Effective Date and ending on December 31, 2003, and each succeeding twelve (12) month period thereafter during the Term, except that the last Contract Year shall end on the last day of the last Calendar Quarter.
1.33    “Control” means, with respect to any item of New Information or Party Information, material, regulatory documentation, Patents or other intellectual property right, possession of the right, whether directly or indirectly and whether by ownership, license or otherwise, to assign, or grant a license, sublicense, right of reference or other right to or under such New Information or Party Information, material, regulatory documentation, Patents or other intellectual property right as provided for herein without violating the terms of any agreement with any Third Party.
1.34    “Controlling Party” shall mean Regeneron with respect to the filing, prosecution and maintenance of a Joint Patent Right that primarily claims a VEGF Product (or the making or use thereof, including, without limitation, any devices for the administration of such VEGF Product or any component thereof), and Aventis in the case of all other Joint Patent Rights.
1.35    “CPI’’ shall mean the Consumer Price Index – Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-1984 = 100, published by the United States Department of Labor, Bureau of Statistics (or its successor equivalent index).

1.36    “CPI Adjustment” shall mean the percentage increase or decrease, if any, in the CPI for the twelve (12) months ending June 30 of the Contract Year prior to the Contract Year for which the adjustment is being made.
1.37    “Cumulative Net Sales” shall have the meaning set forth in Section 9.6(c).
1.38    “Damages” shall have the meaning set forth in Section 17.1(a).
1.39    “Default Interest Rate” shall have the meaning set forth in Section 9.10.
1.40    “Develop” or “Development” shall mean (a) activities directly and specifically relating to the pre-clinical and clinical drug development of a Licensed Product, including, without limitation, test method development, stability testing with respect to Licensed Product manufactured by or on behalf of Aventis (for clarity, other than Product supplied by Regeneron pursuant to the Supply Agreement), assay development, toxicology, formulation, quality assurance/quality control development, technology transfer, statistical analysis, process development, pharmacokinetic studies, Clinical Trials (including research to design Clinical Trials and develop target product profiles), regulatory affairs, drug safety surveillance activities, and Approvals, (b) any other research and development activities with respect to a Licensed Product and (c) any pre-launch marketing activities (including, without limitation, market research and analysis, and health economics) performed prior to First Commercial Sale of such Licensed Product.
1.41    “Development Balance” has the meaning set forth in this Agreement prior to the Amendment Execution Date.
1.42    “Development Plan” shall have the meaning set forth in Section 5.2.
1.43    “Distributor’’ shall mean any Third Party contractually engaged by Aventis to distribute the Licensed Products in a country in the Territory (other than the United States).
1.44    “Effective Date” shall have the meaning set forth in the introductory paragraph.
1.45    “EMA” shall mean the European Medicines Agency or any successor agency thereto.
1.46     “Estimated Fully Burdened Batch Price” shall have the meaning set forth in Section 9.7(b).
1.47    “Excluded Ocular Field” shall mean all local administration of any VEGF Product to the eye, including by topical, intravitreal, periorbital, implants or other means, for the treatment or diagnosis of any ocular disease or disorder.
1.48    “Excluded Ocular VEGF Products” shall means any VEGF Product delivered via local administration to the eye, including by topical, intravitreal, periorbital, implants or other means.

1.49    “Excluded Rights” has the meaning set forth in Section 4.6.
1.50    “Executive Officers” shall mean the Chief Executive Officer of Regeneron and the Chief Executive Officer or Chief Operating Officer of Aventis.
1.51    “Existing Licenses” shall mean the agreements listed in Schedule 1.
1.52    “EYLEA Drug Substance” means the biological compound aflibercept.
1.53    “FDA” shall mean the United States Food and Drug Administration and any successor agency thereto.
1.54    “Field” means (a) oncology (other than for treatments using local administration to the eye, including by topical, intravitreal, periorbital, implants or other means) and (b) other indications (other than the Excluded Ocular Field) as may be mutually agreed by the Parties in writing.
1.55    “Finished Licensed Product” shall mean Licensed Product in its finished, labeled and packaged form, ready for sale to the market.
1.56    “Firm Order” shall have the meaning set forth in the Supply Agreement.
1.57    “First Commercial Sale” shall mean the first sale of any Licensed Product, following receipt of Marketing Approval, by a Party or one of its Affiliates, or its or their sublicensees or Distributors to a Third Party in the relevant country in the Territory, as the case may be, on arm’s length commercial terms. Sales for test marketing, Clinical Trial or Non-Approval Trial purposes or compassionate or similar use shall not be considered to constitute a First Commercial Sale.
1.58    “Force Majeure” shall have the meaning set forth in ARTICLE 18.
1.59    “Formulated Bulk Licensed Product” shall mean the Licensed Products formulated into solution, ready for storage or shipment to a manufacturing facility, to allow processing into the final dosage form.
1.60    “FTE” shall mean a full time equivalent employee (i.e. one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be [****] hours per year.
1.61    “Funded Assets MOU” shall mean that certain memorandum of understanding and agreement by and between Regeneron and sanofi-aventis U.S., LLC, dated May 7, 2008.
1.62    “GAAP” shall mean generally accepted accounting principles in the United States.

1.63    “Genentech Settlement Agreement” shall mean that certain Non-Exclusive License and Settlement Agreement between Genentech, Inc., Regeneron, Sanofi U.S. Services, Inc., and sanofi-aventis U.S. LLC, dated as of May 17, 2013.
1.64    “Genentech Settlement Letter” shall mean that certain letter agreement by and between Regeneron, Sanofi U.S. Services, Inc. and Sanofi-Aventis U.S. LLC, dated May 17, 2013, pursuant to which Regeneron, Sanofi U.S. Services, Inc. and Sanofi-Aventis U.S. LLC allocated responsibility for certain amounts payable to Genentech, Inc. under the Genentech Settlement Agreement.
1.65    “Good Practices” shall mean compliance with the applicable standards contained in then-current “Good Laboratory Practices,” “Good Manufacturing Practices” and/or “Good Clinical Practices,” as promulgated by the FDA and all analogous guidelines promulgated by the EMA, ICH or other country regulatory agencies, as applicable.
1.66    “Governmental Authority” shall mean any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.
1.67    “IAS/IFRS” shall mean International Accounting Standards/International Financial Reporting Standards of the International Accounting Standards Board.
1.68    “ICH” shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.
1.69    “IND” shall mean, with respect to each Licensed Product, an Investigational New Drug Application filed with the FDA with respect to such Licensed Product, as described in the FDA regulations, including all amendments and supplements to the application, and any equivalent filing with any Regulatory Authority outside of the United States.
1.70    “Indemnified Party” shall have the meaning set forth in Section 17.2(a).
1.71    “Indemnifying Party” shall have the meaning set forth in Section 17.2(a).
1.72    “Infringement” shall have the meaning set forth in Section 13.1(a).
1.73    “Investor Agreement” has the meaning set forth in Section 19.6. The Investor Agreement shall constitute an Ancillary Agreement.
1.74    “Joint Intellectual Property” shall mean Joint Patent Rights and Joint Inventions.
1.75    “Joint Inventions” shall have the meaning set forth in Section 12.1(b).
1.76    “Joint Patent Rights” shall mean Patents that cover a Joint Invention.

1.77    “Joint ZALTRAP Committee” or “JZC” shall have the meaning set forth in Section 3.1.
1.78    “Know-How” shall mean any and all proprietary technical or scientific information, know-how, data, test results, knowledge, techniques, discoveries, inventions, specifications, designs, trade secrets, regulatory filings, and other information (whether or not patentable or otherwise protected by trade secret Law).
1.79    “Law” or “Laws” shall mean all laws, statutes, rules, regulations, orders, judgments, injunctions and/or ordinances of any Governmental Authority in the Territory.
1.80    “Lead Litigation Party” shall have the meaning set forth in Section 13.1(b).
1.81    “Legal Dispute” shall mean any dispute, controversy or claim related to compliance with this Agreement or the Supply Agreement or the validity, breach, termination or interpretation of this Agreement or the Supply Agreement, including any dispute with respect to whether (a) the Development Plan or a proposed amendment thereto does not constitute Commercially Reasonable Efforts or otherwise satisfy Aventis’ obligations under this Agreement with respect to a Licensed Product; (b) Aventis has used Commercially Reasonable Efforts to Develop, and obtain and maintain Approvals for, the Licensed Products in the Field in the Territory and carry out the Development activities assigned to it in the Development Plan pursuant to Section 5.1; or (c) Aventis has used Commercially Reasonable Efforts to Commercialize the Licensed Products throughout the Territory pursuant to Section 6.1.
1.82    “Licensed Compound” means the biological compound ziv-aflibercept.
1.83    “Licensed Product” means any product that is comprised of or contains the Licensed Compound as the sole active ingredient, but excluding any Excluded Ocular VEGF Products.
1.84    “Litigation Party” shall have the meaning set forth in Section 13.1(b).
1.85    “[****] Facility” shall mean the facility owned by [****] located in [****].
1.86    “Major Market Country” shall mean any of the Original Major Market Countries and any of the Additional Major Market Countries.
1.87    “Marketing Approval” shall mean Approval required for the marketing and sale of a Licensed Product in a country in the Territory.
1.88    “Modified Clause” shall have the meaning set forth in Section 20.7.
1.89    “Net Sales” shall mean the gross amount invoiced for bona fide arms’ length sales of Licensed Products in the Field in the Territory by Aventis, its Affiliates, or its or their sublicensees or Distributors to Third Parties (other than sublicensees or Distributors), less the following deductions, determined in accordance with IAS/IFRS (or GAAP for the United States) consistently applied:

(a)    normal and customary trade, cash, quantity and free-goods allowances granted and taken directly with respect to sales of such Licensed Products;
(b)    amounts repaid or credited by reason of defects, rejections, recalls, returns, rebates, allowances and billing errors;
(c)    chargebacks and other amounts paid on sale or dispensing of the Licensed Products;
(d)    Third Party cash rebates and chargebacks related to sales of the Licensed Products, to the extent allowed;
(e)    retroactive price reductions that are actually allowed or granted;
(f)    compulsory refunds, credits and rebates directly related to the sale of Licensed Products, accrued, paid or deducted pursuant to agreements (including, but not limited to, managed care agreements) or governmental regulations;
(g)    freight, postage, shipment and costs (or wholesale fees in lieu of those costs) and customs duties incurred in delivering Licensed Products that are separately identified on the invoice or other documentation;
(h)    sales taxes, excess duties or other consumption taxes and compulsory payments to Governmental Authorities or other governmental charges imposed on the sale of Licensed Products, which are separately identified on the invoice or other documentation; and
(i)    as agreed by the Parties, any other specifically identifiable costs or charges included in the gross invoiced sales price of such Licensed Products falling within categories substantially equivalent to those listed above and ultimately credited to customers or a Governmental Authority or agency thereof.
Net Sales in currency other than United States Dollars shall be translated into United States Dollars according to the provisions of Section 9.9. Sales between Aventis and its Affiliates, or its or their sublicensees or Distributors for resale shall be disregarded for purposes of calculating Net Sales unless such purchaser is an end user of the Licensed Product. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales, but that are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of a Licensed Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received as agreed by Aventis or its Affiliate, as applicable.
1.90    “New Information” shall mean any and all ideas, inventions, information, data, writings, discoveries, improvements, or materials not generally known to the public that arise or are conceived or developed by (a) either Party or its Affiliates or (b) the Parties or their Affiliates jointly, in each case ((a) and (b)) under or in connection with this Agreement or any Ancillary

Agreement during the Term and to the extent specifically related to any VEGF Products, including, without limitation, information and data included or referenced in the Registration Filings made under this Agreement and any Approvals.
1.91    “New License” shall mean any license entered into by a Party (or its Affiliates) with a Third Party after the Amendment Execution Date, other than Existing Licenses, required for the manufacture, development or commercialization of any VEGF Product in such Party’s respective field (i.e., with respect to Aventis, the Field, and with respect to Regeneron, outside of the Field). For clarity, any New License (as defined in this Agreement prior to the Amendment Execution Date) entered into prior to the Amendment Execution Date shall constitute an Existing License.
1.92    “Non-Approval Trial” shall mean any clinical trial of a Licensed Product in the Field in the Territory other than a Clinical Trial.
1.93    “Out-of-Pocket Costs” shall mean costs and expenses paid to Third Parties (or payable to Third Parties and accrued in accordance with GAAP or IAS/IFRS) by either Party and/or its Affiliates.
1.94    “Original Major Market Country” shall mean any of [****].
1.95    “Party” or “Parties” shall have the meaning set forth in the introductory paragraph.
1.96    “Party Information” shall mean, with respect to a Party, all ideas, inventions, information, data, writings, discoveries, improvements, or materials not generally known to the public (in each case, other than New Information) that are provided to or made available in connection with this Agreement or any Ancillary Agreement by either Party or their respective Affiliates to the other Party or its Affiliates whether furnished before or after the Effective Date, including, without limitation, information and materials in relation to research, development, manufacturing, promotion, marketing, distributing and selling of VEGF Products hereunder, and information and materials on substances, formulations, techniques, technology, equipment, data, reports, Know-How, sources for supply, patent position, business plans, sales management procedures and other general business and operational processes and procedures. With respect to each Party, Party Information does not include New Information.
1.97    “Patents” shall mean (a) all national, regional and international patents and patent applications, including, without limitation, provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including, without limitation, divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including, without limitation, utility models, petty patents, innovation patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)); and (e) any similar rights, including, without limitation, so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.98    “Payment Total” shall have the meaning set forth in Section 9.7(c).
1.99     “Period Costs” shall have the meaning set forth in Schedule 11.
1.100    “Person” shall mean and include an individual, partnership, joint venture, limited liability company, a corporation, a firm, a trust, an unincorporated organization and a government or other department or agency thereof.
1.101    "[****] Product” shall mean a biopharmaceutical product that [****].
1.102    “Plan” shall mean any Development Plan or Commercialization Plan.
1.103    “Pricing Approval” shall mean such approval, agreement, determination or governmental decision establishing prices for a Licensed Product that can be charged to consumers and will be reimbursed by Governmental Authorities in countries in the Territory where governmental authorities or Regulatory Authorities of such country approve or determine pricing tor pharmaceutical products for reimbursement or otherwise.
1.104    “Product” shall have the meaning set forth in the Supply Agreement.
1.105    “Product Trademark” shall mean, with respect to each Licensed Product, the trademark selected by Aventis for use on such Licensed Product and/or accompanying logos, trade dress and/or other indicia of origin, in each case as selected by Aventis.
1.106    “Profit Sharing Payment” shall have the meaning set forth in Section 9.6(b).
1.107    “Promotional Materials” shall mean, with respect to each Licensed Product, promotional, advertising, communication and educational materials relating to such Licensed Product for use in connection with the marketing, promotion and sale of such Licensed Product in the Field in the Territory, and the content thereof, and shall include, without limitation, promotional literature, product support materials and promotional giveaways.
1.108    “Publishing Party” shall have the meaning set forth in Section 16.3.
1.109    “Reconciliation Amount” shall have the meaning set forth in Section 9.7(c)(i).
1.110    “Regeneron” shall have the meaning set forth in the introductory paragraph.
1.111    “Regeneron Costs” shall mean, with respect to any (a) activity that is requested or authorized by Aventis in writing, (b) activity that relates to the Development, manufacture or Commercialization of the Licensed Product and is requested or otherwise recommended by a Regulatory Authority, including activities in connection with obtaining and maintaining

Regulatory Approvals for the Licensed Products in the Field in the Territory, (c) pharmacovigilance activity that is related to the Licensed Products, (d) activity that relates to the stability testing of the Licensed Products, and (e) Period Costs, in each case ((a), (b), (c), (d) and (e)), (y) all Out-of-Pocket Costs and (z) an amount equal to the product of (i) the number of FTEs required for such activity and (ii) the Regeneron FTE Rate. For clarity, the Regeneron Costs shall not include any costs or expenses otherwise included in Actual Fully Burdened Manufacturing Costs.
1.112    “Regeneron FTE Rate” shall mean (a) in Contract Year 2014, US$[****] (b) in Contract Year 2015, US$[****], and (c) in Contract Year 2016 and subsequent Contract Years, the rate in the prior Contract Year adjusted as of January 1 of Contract Year 2016 and each such subsequent Contract Year by the CPI Adjustment.
1.113    “Regeneron Indemnitees” shall have the meaning set forth in Section 17.1(a).
1.114    “Regeneron Intellectual Property” shall mean the Regeneron Patent Rights and the Regeneron Know-How.
1.115    “Regeneron Know-How” shall mean (a) all Know-How that is conceived, developed, created or otherwise made by or on behalf of Regeneron (or its Affiliates or its or their sublicensees or Distributors) under or in connection with this Agreement during the Term, and (b) all Know-How that (i) is Controlled as of the Effective Date and at any time during the Term by Regeneron or any of its Affiliates (other than by operation of the license and other grants in ARTICLE 4) and (ii) relates to a VEGF Trap, in each case ((a) and (b)), excluding any Joint Inventions. Regeneron Know-How shall include New Information of Regeneron.
1.116    “Regeneron Licensed Product Domain Names” shall mean those domain names that are Controlled by Regeneron or its Affiliates as of the Effective Date that are set forth on Schedule 9.
1.117    “Regeneron Patent Rights” shall mean (a) those Patents Controlled as of the Effective Date or hereafter during the Term by Regeneron or any of its Affiliates (other than by operation of the license in ARTICLE 4) that include at least one claim that would be infringed by the manufacture, use, sale, offer for sale or import of any Licensed Product and (b) those Patents that (i) claim or cover the Regeneron Know-How and (ii) are Controlled by Regeneron or any of its Affiliates (other than by operation of the license and other grants in ARTICLE 4).
1.118    “Regeneron Sole Inventions” shall have the meaning set forth in Section 12.1(a).
1.119    “Regeneron Trademarks” shall have the meaning set forth in Section 11.2.
1.120    “Registration Filing” shall mean the submission to the relevant Regulatory Authority of an appropriate application seeking any Approval, and shall include, without limitation, any testing, marketing authorization application, supplementary application or variation thereof, IND, BLA, or any equivalent applications in any country.

1.121    “Regulatory Authority” shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, marketing, pricing, reimbursement and/or sale of any VEGF Product in a country in the Territory, including, without limitation, the FDA in the United States and EMA in Europe.
1.122    “Sole Inventions” shall have the meaning set forth in Section 12.1(a).
1.123    “Supply Agreement” shall have the meaning set forth in Section 8.1.
1.124    “Supply Term” shall mean the Term of the Supply Agreement, as defined in the Supply Agreement.
1.125    “SWI” shall mean Sanofi Withrop Industrie or such other Affiliate of Aventis that is a party to the Supply Agreement.
1.126    “Term” shall have the meaning set forth in Section 19.1(a).
1.127    “Terminated Territory” means each country with respect to which this Agreement is terminated by Aventis pursuant to Section 19.2(a) or, if this Agreement is terminated in its entirety, the entire Territory.
1.128    “Termination Notice Period” shall have the meaning set forth in Section 19.2.
1.129    “Territory” shall mean all the countries of the world, other than the Terminated Territory.
1.130    “Third Party” shall mean any Person other than Aventis or Regeneron or any Affiliate of either Party.
1.131    “Third Party Claim” shall have the meaning set forth in Section 17.1(a).
1.132    “Third Party Payment Amount” shall mean, with respect to a period, the royalties and other amounts payable to a Third Party with respect to the manufacture, Development or Commercialization of a Licensed Product in the Field in the Territory in such period under any Existing License or New License to which Regeneron is a party, other than the Genentech Settlement Agreement.
1.133    “United States” or “U.S.” shall mean the United States of America (including its territories and possessions and its military bases and commissaries wherever located in the Territory) and Puerto Rico.
1.134    “VEGF Products” shall mean [****].
1.135    “VEGF Trap” shall mean [****].

1.136    “VEGF Trap Product” shall mean any pharmaceutical products for human and/or animal use which includes VEGF Trap as an active ingredient, alone or in combination with one or more other active ingredients, for any and all indications.
ARTICLE 2
GENERAL
2.1    Compliance With Law. Both Aventis and Regeneron, and their respective Affiliates, shall perform their obligations under this Agreement in an effort to Develop, manufacture, and Commercialize Licensed Products in accordance with applicable Law. No Party or any of its Affiliates shall, or shall be required to, undertake any activity under or in connection with this Agreement which violates, or which it believes, in good faith, may violate, any applicable Law.
2.2    Commercially Reasonable Efforts. Subject to the terms of this Agreement, each Party (and its Affiliates) shall use Commercially Reasonable Efforts to fulfill all responsibilities assigned to it under this Agreement and any then-applicable Plans.
2.3    Further Assurances and Transaction Approvals. Upon the terms and subject to the conditions hereof, each of the Parties will use all Commercially Reasonable Efforts to (a) take, or cause to be taken, all actions necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, (b) obtain from the requisite Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, and (c) make all necessary filings, and thereafter make any other advisable submissions, with respect to this Agreement, and the transactions contemplated by this Agreement required under applicable Laws. The Parties will cooperate with each other in connection with the making of all such filings, including by providing copies of all such non-confidential documents to the other Party and its advisors prior to the filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith. Each Party will furnish all information required for any applicable or other filing to be made pursuant to the rules and regulations of any applicable Laws in connection with the transactions contemplated by this Agreement.
2.4    Compliance with Third Party Agreements.
(a)    Aventis agrees to comply with the obligations set forth in (i) the Existing Licenses or the New Licenses to which it is a party and to notify Regeneron of any terms or conditions in any such Existing License or New License with which Regeneron is required to comply as a licensee or sublicensee, as the case may be, and (ii) any other material agreement to which Aventis is a party and that is related to the development, manufacture or commercialization of VEGF Products, including, without limitation, any obligations to pay royalties, fees or other amounts due thereunder, in each case ((i) and (ii)), as necessary to preserve the rights granted to Regeneron and the obligations assumed by Aventis under this Agreement with respect to VEGF Products inside and outside the Field in the Territory. Moreover, Aventis shall (A) take all actions reasonably necessary to ensure Aventis’ compliance with (1) any such terms and conditions of any Existing License or New License with which Aventis is required to comply as a licensee or sublicensee, as the case may be, and (2) any such material agreement referred to in clause (ii) above and (B) not terminate or amend any Existing License, New License or any other material agreement referred to in clause (ii) above, in each case, without the prior written consent of Regeneron, such consent not to be unreasonably withheld or delayed, if such termination or amendment would impose any material liability or restriction on Regeneron with respect to the development, manufacture or commercialization of VEGF Products (other than Licensed Products in the Field in the Territory) in the Territory.
(b)    Regeneron agrees to comply with the obligations set forth in (i) the Existing Licenses or the New Licenses to which it is a party and to notify Aventis of any terms or conditions in any such Existing License or New License with which Aventis is required to comply as a licensee or sublicensee, as the case may be, and (ii) any other material agreement to which Regeneron is a party and that is related to the Development, manufacture or Commercialization of Licensed Products in the Field in the Territory, including, without limitation, and subject to Section 9.4, any obligations to pay royalties, fees or other amounts due thereunder, in each case ((i) and (ii)), as necessary to preserve the rights granted to Aventis and the obligations assumed by Regeneron under this Agreement with respect to Licensed Products in the Field in the Territory. Moreover, Regeneron shall (A) take all actions reasonably necessary to ensure Regeneron’s compliance with (1) any such terms and conditions of any Existing License or New License with which Regeneron is required to comply as a licensee or sublicensee, as the case may be, and (2) any such material agreement referred to in clause (ii) above and (B) not terminate or amend any Existing License, New License or any other material agreement referred to in clause (ii) above, in each case, without the prior written consent of Aventis, such consent not to be unreasonably withheld or delayed, if such termination or amendment would impose any material liability or restriction on Aventis with respect to the Development, manufacture or Commercialization of Licensed Products in the Field in the Territory.
(c)    Notwithstanding anything in this Agreement to the contrary, Aventis shall not be permitted to enter into any New License pursuant to which it obtains rights to VEGF Products outside of the Field in the Territory and Regeneron shall not be permitted to enter into any New License pursuant to which it obtains rights to VEGF Products in the Field in the Territory, in each case, without the prior written consent of the other Party.
2.5    Plans. Aventis shall undertake all Development and Commercialization activities in accordance with approved Plans. The Parties may agree to amend all Plans from time to time as circumstances may require pursuant to the terms of this Agreement.
ARTICLE 3
JOINT ZALTRAP COMMITTEE
3.1    Joint ZALTRAP Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a joint ZALTRAP committee (the “Joint ZALTRAP Committee” or “JZC”), which shall have the following responsibilities:

(a)    coordinating the Parties’ (or its Affiliates’) activities under the Supply Agreement, including the sharing of information between the Parties with respect to Regeneron’s Available Capacity and Aventis’s projected Clinical Supply Requirements and Commercial Supply Requirements;
(b)    coordinating the exchange and review of the Development Plan, the Commercialization Plan and any Development or Commercialization reports described in Sections 5.4 and 6.3 between the Parties;
(c)    coordinating any activities to be performed by the Parties as described in ARTICLE 5 and ARTICLE 6; and
(d)    coordinating the Parties’ regulatory activities and interactions with Regulatory Authorities pursuant to ARTICLE 7.
3.2    Composition; Meetings.
(a)    The JZC shall be comprised of senior representatives from each of Aventis and Regeneron, selected by such Party. The exact number of representatives of each Party shall be as determined by such Party; provided, however, that neither Party shall appoint more than three (3) representatives to serve on the JZC. A Party may change any of its representatives at any time by giving written notice to the other Party.
(b)    The JZC shall have two co-chairpersons, one designated by each of Aventis and Regeneron. The co-chairpersons of the JZC shall be: (i) entitled to set meeting agendas; provided that the agenda shall include any matter reasonably requested by either Party; and (ii) required to call emergency meetings of the JZC at the request of a Party. The JZC co-chairpersons shall be responsible for recording, preparing and, within a reasonable time, issuing minutes of the JZC meetings, which meeting minutes shall be submitted for approval of the members of the JZC.
(c)    The JZC shall meet whenever any member of the JZC shall make such a request in writing to the co-chairpersons; provided, however, that the JZC shall in no event meet less frequently than every six (6) months. Subject to appropriate confidentiality undertakings where applicable, additional participants may be invited by any member of the JZC to attend meetings where appropriate (e.g., representatives of regulatory affairs or outside consultants). Such additional participants shall not be deemed to be members of the JZC, nor shall they have any rights or responsibilities of a member of the JZC.
(d)    In the event of a dispute within the JZC regarding any matter governed by the dispute resolution provisions of Sections 5.1, 5.2 or 6.1, either Party may refer such dispute to the Executive Officers for resolution pursuant to the provisions of Sections 5.1, 5.2 or 6.1, as applicable.

3.3    Limitations on Authority. The JZC shall not have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Section 20.5 or compliance with which may only be waived as provided in Section 20.2.
ARTICLE 4
LICENSE GRANTS
4.1    Regeneron License Grants. Subject to the terms and conditions of this Agreement and any license agreement within the Regeneron Patent Rights, Regeneron hereby grants to Aventis and its Affiliates the nontransferable (except as permitted by Section 20.9), exclusive (including with regard to Regeneron and its Affiliates except as provided in this Section 4.1 and Section 4.2) right and license, with the right to grant sublicenses in accordance with Section 4.3, under the Regeneron Intellectual Property and Regeneron’s interest in the Joint Intellectual Property to make, have made, import, use, sell and offer for sale the Licensed Products solely for use in the Field in the Territory; provided, however, that Regeneron reserves for itself and its Affiliates and its and their Third Party licensees the non-exclusive right under the Regeneron Intellectual Property and Regeneron’s interest in the Joint Intellectual Property to make, have made and use the Licensed Compound and Licensed Products for research and development purposes in the Field in the Territory. For clarity, the foregoing proviso shall not grant Regeneron rights under the Regeneron Intellectual Property and Regeneron’s interest in the Joint Intellectual Property to sell or offer for sale the Licensed Products in the Field in the Territory. The foregoing license grant shall not preclude Regeneron from, and Regeneron retains all rights with respect to, using or otherwise exploiting, or granting any Person the right to use or otherwise exploit, Regeneron Intellectual Property and Regeneron’s interest in the Joint Intellectual Property for the making, having made, importing, using, selling and offering for sale (a) the Licensed Compound and Licensed Products solely for use outside the Field in the Territory and (b) products (other than Licensed Products) for use with Licensed Products in the Field in the Territory.
4.2    Aventis License Grants. Subject to the terms and conditions of this Agreement and any license agreement within the Aventis Patent Rights, Aventis hereby grants to Regeneron and its Affiliates (a) a fully paid-up, royalty-free, worldwide, exclusive (including with regard to Aventis and its Affiliates) right and license, with the right to grant sublicenses through multiple tiers, under the Aventis Intellectual Property and Aventis’ interest in the Joint Intellectual Property to make, have made, import, use, sell and offer for sale (i) the Licensed Compound and Licensed Products solely for use in the Excluded Ocular Field worldwide and (ii) VEGF Products (other than Licensed Products) worldwide and (b) a fully paid-up, royalty-free, worldwide, non-exclusive right and license, with the right to grant sublicenses through multiple tiers, under the Aventis Intellectual Property and Aventis’ interest in the Joint Intellectual Property to make, have made, import, use, sell and offer for sale products (other than Licensed Products) for use with Licensed Products in the Field worldwide. For clarity, clause (b) above does not include the rights to make, have made, sell or offer for sale Licensed Products in the Field in the Territory.
4.3    Sublicenses; Subcontracting. Unless otherwise restricted by any Existing License or New License, the rights granted to Aventis and its Affiliates under the Regeneron Intellectual

Property and Regeneron Trademarks are sublicensable with the prior written consent of Regeneron, which consent shall not be unreasonably withheld, conditioned or delayed outside of the United States; provided, however, that nothing shall prevent Aventis from sublicensing its rights to a Distributor to sell or offer to sell the Licensed Product in the Field in the Territory (other than the United States). For the avoidance of doubt, Regeneron may withhold such consent if Regeneron reasonably determines such sublicense would reduce its financial return from this Agreement in the applicable country. Aventis shall remain responsible and liable for the compliance by its Affiliates and its and their permitted sublicensees and Distributors with applicable terms and obligations set forth herein, including payment under this Agreement and the Supply Agreement with respect to Net Sales of Licensed Products in the Field by such Affiliates, sublicensees or Distributors. Aventis agrees that any sublicense granted pursuant to this ARTICLE 4 or ARTICLE 11 shall be consistent with, and expressly subject to, the covenants, terms and conditions set forth in this Agreement. Promptly after entering into any such sublicense, or any amendment or modification thereto, Aventis will provide a true and correct copy thereof to Regeneron. Aventis shall also have the right to contract with one or more Third Parties to perform certain of its obligations under the Plans if specifically contemplated therein, provided that Aventis shall remain responsible and liable for the acts and omissions of such Third Party service providers and such Third Parties undertake in writing obligations of confidentiality and non-use of New Information and/or Party Information that are substantially the same as those undertaken by Aventis under this Agreement. In the event of a breach by a sublicensee, Distributor or a Third Party contractor of any sublicense or subcontract granted or awarded hereunder by Aventis which has or is reasonably likely to have a material adverse effect on Regeneron or the Regeneron Intellectual Property or Regeneron Trademarks, then Regeneron may cause Aventis to exercise, and Aventis will promptly exercise, any termination rights it may have under the sublicense or subcontract with such sublicensee, Distributor or Third Party contractor. All sublicenses and subcontracts granted under this Agreement will terminate upon termination or expiration of this Agreement.
4.4    No Implied License. Except as expressly provided herein, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Patents, Know-How, Party Information or the other Party’s interest in the Joint Intellectual Property either expressly or by implication, estoppel or otherwise.
4.5    Technology Transfer. To the extent reasonably necessary for each Party to exercise its rights and perform its obligations under this Agreement with respect to the other Party’s intellectual property, and from time to time during the Term, each Party shall provide to the other Party one (1) copy of books and records embodying such Party’s applicable intellectual property, to the extent such books and records may exist or be created in the ordinary course of business.
4.6    Certain Newly Created Intellectual Property. In addition to the other licenses granted under this ARTICLE 4 and subject to the other terms and conditions of this Agreement, to the extent permitted under any relevant Third Party agreement, each Party hereby grants to the other Party and its Affiliates the perpetual, royalty-free, paid-up, non-exclusive, worldwide right and license, with the right to grant sublicenses through multiple tiers, to use and practice for any and all purposes: (a) all intellectual property (including, without limitation, Know-How, Patents and Patent applications and copyrights), other than Excluded Rights, discovered, invented, authored or otherwise created by or on behalf of such Party, its Affiliates or its or their sublicensees or Distributors (other than by the other Party or its Affiliates) after January 31, 2006 directly in connection with the performance of the research activities and/or clinical development activities under this Agreement, in each case, as included in Co-Development Plans (as defined in this Agreement prior to the Amendment Execution Date) or the Development Plan, and (b) the Patents and Know-How identified on Schedule 2 (which were discovered or otherwise created by Regeneron (either solely or with Third Party collaborators) directly in connection with the performance of the Co-Development Plans (as defined in this Agreement prior to the Amendment Execution Date) prior to January 31, 2006). As used above, the term “Excluded Rights” shall mean any Patents or Know-How claiming or covering the composition (including any formulation) of a VEGF Product, including, without limitation, a VEGF Trap Product. For the avoidance of doubt, nothing in this Section 4.6 shall be construed to grant either Party any license to Patents or Know-How of the other Party discovered, invented, authored or otherwise created by or on behalf of such Party, its Affiliates or its or their sublicensees or Distributors (other than by the other Party or its Affiliates) outside of the approved research activities and/or clinical development activities under this Agreement, in each case, as included in Co-Development Plans (as defined in this Agreement prior to the Amendment Execution Date) or the Development Plan.
ARTICLE 5
DEVELOPMENT ACTIVITIES
5.1    Development of Licensed Products. After the Amendment Effective Date, subject to the terms of this Agreement, as between the Parties, Aventis shall be solely responsible for all aspects of the Development of the Licensed Products in the Field in the Territory, including all costs and expenses related thereto, and shall conduct such Development in accordance with the Development Plan. Without limitation of Section 5.2, Aventis shall (a) use Commercially Reasonable Efforts to Develop, and obtain and maintain Approvals for, the Licensed Products in the Field in the Territory and carry out the Development activities assigned to it in the Development Plan, and (b) conduct all such activities in compliance with applicable Laws, including, without limitation, Good Practices and export and import control Laws. Any dispute under this Section 5.1 regarding whether or not Aventis has used Commercially Reasonable Efforts to Develop, and obtain and maintain Approvals for, the Licensed Products in the Field in the Territory and carry out the Development activities assigned to it in the Development Plan shall be subject to resolution in accordance with Section 10.2.
5.2    Development Plan. Aventis shall provide an initial plan for the Development of the Licensed Product in the Field in the Territory to Regeneron (the “Development Plan”), after considering Regeneron’s comments in good faith, within thirty (30) days after the Amendment Execution Date. The Parties shall review the Development Plan at least every six (6) months for the purpose of considering appropriate amendments thereto. In the event that Aventis desires to amend the Development Plan in the Field, Aventis shall provide the terms of such proposed amendment to Regeneron in a timely manner prior to implementation of such amendment for Regeneron’s review and comment. Aventis shall consider Regeneron’s comments in good faith.

Aventis shall have final decision-making authority regarding any such proposed amendment to the Development Plan in the Field, except with respect to amendments to the Development Plan relating to the conduct of pre-clinical or non-clinical activities with respect to the Development of the Licensed Products in the Field in the Territory, which amendments shall require the prior written consent of Regeneron (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Aventis shall not undertake any Development activities or amend the Development Plan in any way that may be reasonably expected to have an adverse impact on an Excluded Ocular VEGF Product anywhere in the world. In the event that (a) Regeneron believes in good faith that the Development Plan or any such proposed amendment thereto does not constitute Commercially Reasonable Efforts or otherwise satisfy Aventis’ obligations under this Agreement with respect to a Licensed Product or (b) Regeneron reasonably believes in good faith that any Development activities or any proposed amendment to the Development Plan may be reasonably expected to have an adverse impact on an Excluded Ocular VEGF Product anywhere in the world, Regeneron shall have the right to refer any such dispute described in clause (a) for resolution in accordance with Section 10.2, and any such dispute described in clause (b) for resolution in accordance with Section 10.3 as promptly as possible, and Aventis shall refrain from pursuing the disputed activities or amending the Development Plan during the pendency of any such dispute. Regeneron shall have no obligation with respect to the Development of (and, except as otherwise provided in this Agreement, no right to Develop) Licensed Products in the Field in the Territory, including under the Development Plan, unless and until the Parties agree in writing as to such Development activities and the associated Regeneron Costs, in which case Regeneron shall be reimbursed for such Regeneron Costs pursuant to Section 9.5. The Parties agree that any activities performed by or on behalf of Regeneron to satisfy the requirements of Regulatory Authorities in connection with the manufacture of Licensed Products shall be deemed to have been authorized by Aventis.
5.3    Additional Development Activities. At Aventis’s request, Regeneron shall continue to provide support with regard to VEGF Trap anti-drug antibody dosing in biological samples measurement subject to Aventis prior approval of the associated costs, which costs shall be Regeneron Costs and shall be reimbursed by Aventis pursuant to Section 9.5; other Development activities may be performed by Regeneron as discussed and agreed between the Parties.
5.4    Development Reports. Within forty-five (45) days after the end of each six (6)-month period during which Aventis is conducting Development activities hereunder, Aventis shall provide to Regeneron a written report (in electronic form) summarizing the material activities undertaken by Aventis during such six (6)-month period in connection with the Development Plan, its Development activities in process and the future activities it expects to initiate during the following twelve (12)-month period. Each such report shall contain sufficient detail to enable Regeneron to assess Aventis’ compliance with its obligations set forth in Section 5.1, including: (i) Aventis’, or its Affiliates’ or its or their sublicensees’ or Distributors’ activities with respect to achieving Approvals of Licensed Products in the Territory, (ii) clinical study results and results of other Development activities, (iii) communications with Regulatory Authorities with respect to Licensed Products, and (iv) pharmacovigilance activities. Upon reasonable request by Regeneron, the Parties shall meet to review the information provided in such Development reports.
5.5    Development Records. Aventis shall, and shall cause its Affiliates and its and their sublicensees and Distributors to, maintain, in good scientific manner, complete and accurate books and records pertaining to Development of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be appropriate for patent and regulatory purposes, (b) be in compliance with applicable Law, (c) properly reflect all work done and results achieved in the performance of its Development activities hereunder, (d) record only such activities and not include or be commingled with records of activities outside the scope of this Agreement and (e) be retained by Aventis for at least three (3) years after the expiration or termination of this Agreement in its entirety or for such longer period as may be required by applicable Law. Either Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such books and records maintained pursuant to this Section 5.5; provided, however, that the other Party shall maintain such records and information disclosed therein in confidence in accordance with ARTICLE 16.
5.6    Obligations of The Parties And Their Affiliates. The Parties shall cause their respective Executive Officers to take the actions and make the decisions provided under this Agreement to be taken and made by such Executive Officers in the manner and within the applicable time periods provided under this Agreement and consistent with the purpose of optimizing the commercial potential of and financial returns from the Licensed Products consistent with other products at a similar stage in development or product life and of similar market potential and without regard to any other pharmaceutical product in development or being commercialized or sold by or through a Party or any of its Affiliates (the “Collaboration Purpose”). To the extent a Party performs any of its obligations under this Agreement or under an Ancillary Agreement through any Affiliate of such Party, such Party shall be fully responsible and liable hereunder and thereunder for any failure of such performance, and each Party agrees that it will cause each of its Affiliates to comply with any provision of this Agreement or any Ancillary Agreement which restricts or prohibits a Party from taking any specified action.
ARTICLE 6
COMMERCIALIZATION
6.1    Commercialization of Licensed Products. As between the Parties, Aventis shall be solely responsible for the Commercialization of the Licensed Products in the Field in the Territory at Aventis’ sole cost and expense. Without limitation of Section 6.2, Aventis shall use Commercially Reasonable Efforts to Commercialize the Licensed Products throughout the Territory. Any dispute under this Section 6.1 regarding whether or not Aventis has used Commercially Reasonable Efforts to Commercialize the Licensed Products throughout the Territory shall be subject to resolution in accordance with Section 10.2.
6.2    Commercialization Plan. The Commercialization of the Licensed Products in the Field in the Territory shall be conducted pursuant to a comprehensive, two-year plan (the “Commercialization Plan”). Aventis shall provide the initial Commercialization Plan within thirty (30) days after the Amendment Execution Date. At all times, the Commercialization Plan shall include, with respect to the Territory generally and each Major Market Country in the Territory: (i) the general strategies for the promoting, marketing and distributing the Licensed Products; (ii) pre-launch Commercialization activities and the expected date of launch; (iii) the nature of promotional activities anticipated; (iv) any proposed use of Distributors by Aventis, its Affiliates or sublicensees; (v) non-binding summary sales forecasts for the Licensed Products; (vi)  plans regarding distribution and supply chain management; (vii) reimbursement and pricing information; (vii) plans for any Non-Approval Trials; and (ix) sales force resourcing. At least every six (6) months, Aventis shall update Regeneron on changes to market conditions impacting or reasonably expected to impact the Commercialization of one or more Licensed Products in the Field in the Territory generally or in a Major Market Country in the Territory and shall propose amendments to the Commercialization Plan to address any such changes and to otherwise satisfy Aventis’ diligence obligations set forth in Section 6.1. Aventis shall perform the Commercialization activities under the Commercialization Plan and shall use Commercially Reasonable Efforts to do so in accordance with the timelines and so as to achieve the objectives set forth in the Commercialization Plan. Upon reasonable request by Regeneron, the Parties shall meet to discuss the Commercialization Plan.
6.3    Commercialization Reports. Within forty-five (45) days after the end of each six (6)-month period, Aventis shall provide to Regeneron, in electronic form, with detailed written reports of such Commercialization activities it has performed, or caused to be performed, since the preceding report and the future activities it expects to initiate during the following six (6)-month period in the Major Market Countries. Each such report shall contain sufficient detail to enable Regeneron to assess Aventis’ compliance with its obligations set forth in Sections 6.1, 6.2 or 6.7, including, in each case: (i) sales force size and allocation; (ii) the number and position of details in the applicable period; (iii) the nature of promotional activities and Licensed Product sampling activities; (iv) market and sales promotional programs; (v) the conduct of advertising, public relations and other promotional programs, including professional symposia and speaker and peer-to-peer activity programs used in the Commercialization of such Licensed Product; (vi) Net Sales for such Licensed Product in the Territory; and (vii) any Non-Approval Trials. Upon reasonable request by Regeneron, the Parties shall meet to review the information provided in such Commercialization reports.
6.4    Commercialization Records. Aventis shall maintain complete and accurate books and records pertaining to Commercialization of Licensed Products hereunder, in sufficient detail to verify compliance with its obligations under this Agreement and which shall be in compliance with applicable Law and properly reflect all work done and results achieved in the performance of its Commercialization activities. Such records related to a Contract Year shall be retained by Aventis for the longer of (i) the period of time required by Aventis’ internal records retention policy, (ii) the period of time required by applicable Law or (iii) two (2) years following the end of such Contract Year. Regeneron shall have the right (at its cost) during normal business hours and upon reasonable notice to inspect such books and records pertaining to the two (2) immediately preceding Contract Years; provided, that the books and records related to a Contract Year shall not be subjected to such inspection more than one (1) time unless a material discrepancy or an inconsistency with applicable Law is found; provided further, that Regeneron shall maintain such records and information disclosed therein in confidence accordance with ARTICLE 16.
6.5    Booking of Sales and Licensed Product Distribution    . Aventis (or its local Affiliate) shall invoice and book, and appropriately record, all sales by it or its Affiliate of the Licensed Products in the Territory. Aventis (or its local Affiliate) shall also be responsible for the distribution of the Licensed Products in the Field in the Territory and for paying Medicaid and other governmental rebates that are due and owing with respect to the Licensed Products distributed by Aventis, its Affiliates or its or their sublicensees or Distributors in the Territory.
6.6    [****].
6.7    Restrictions on Sales Outside the Field. Aventis shall not, and shall not permit any of its Affiliates or any of its and their Relevant Licensees, to, distribute, market, promote, offer for sale or sell the Licensed Products, or any [****] Product, directly or indirectly (a) to any Person for use outside the Field or (b) to any Person in the Field that Aventis or any of its Affiliates or any of its or their Relevant Licensees knows or has reason to know (i) is likely to distribute, market, promote, offer for sale or sell any Licensed Product or any [****] Product for use outside the Field or assist another Person to do so (including any pharmacy, physician, hospital or other entity that is engaged in any compounding activities related to the Licensed Products or [****] Products), or (ii) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product or [****] Product for use outside the Field or assisted another Person to do so. If Aventis or any of its Affiliates receives or becomes aware of the receipt by a Relevant Licensee of any orders for any Licensed Product or [****] Product for use outside the Field, such Person shall refer such orders to Regeneron. Aventis shall cause its Affiliates and its and their Relevant Licensees to notify Regeneron of any receipt of any orders for any Licensed Product or [****] Product for use outside the Field. For the avoidance of doubt, any development, manufacture or commercialization of any [****] Product by Aventis or any of its Affiliates or any of its and their Relevant Licensees shall be pursuant to and in strict accordance with Section 6.11(c). Without limiting the provisions of Section 6.3, Aventis and its Affiliates shall provide, and shall cause its and their Relevant Licensees to provide, to Regeneron all necessary information to enable Regeneron to assess Aventis’ compliance with its obligations set forth in this Section 6.7. For the purposes of this Section 6.7, “Relevant Licensee” shall mean any (i) Third Party to whom Aventis or any of its Affiliates have granted a license or sublicense under rights to the Licensed Products or any [****] Product in the Territory; or (ii) Distributor or any Third Party acting as a distributor for Aventis or any of its Affiliates with regard to the Licensed Products or any [****] Product in the Territory.
6.8    Inventory Management. Aventis shall use Commercially Reasonable Efforts to manage, or cause to be managed, Licensed Product inventory on hand at wholesalers and other Distributors or sublicensees (or Affiliates) so as to maintain levels of inventory appropriate for expected demand and to avoid taking action that would result in unusual levels of inventory fluctuation.
6.9    Medical and Consumer Inquiries. Aventis shall have responsibility for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Licensed Products in the Field in the Territory. Regeneron shall refer all such questions about Licensed Products in the Field that it receives to Aventis.
6.10    Market Exclusivity Extensions. Aventis shall use Commercially Reasonable Efforts to maintain, and, to the extent available, legally extend, the period of time during which, in any country in the Territory, (a) Aventis has the exclusive legal right, whether by means of a Patent or through other rights granted by a Governmental Authority in such country, to market, price and sell a Licensed Product in such country, and (b) no generic equivalent of a Licensed Product is marketed in such country. Notwithstanding anything to contrary contained herein, Aventis shall not be required to extend the period of time available for market exclusivity described in the immediately preceding sentence in a given country if (i) Regeneron is supplying Formulated Bulk Product under the Supply Agreement and (ii) the amounts of Formulated Bulk Licensed Product supplied by Regeneron would be insufficient to meet the Commercial Supply Requirements of Licensed Product if such extension of market exclusivity was obtained; provided, that Aventis notify Regeneron at least thirty (30) days prior to any relevant deadline or filing date and provide it the right and opportunity to assume control over such matters and Aventis shall provide any such assistance in connection therewith as Regeneron may reasonably request.
6.11    Non-Compete; Activities Outside of the Agreement.
(a)    Non-Compete. During the Term, neither Aventis nor its Affiliates or its or their sublicensees under this Agreement shall, directly or indirectly, either alone or through any Third Parties, develop, manufacture for use or sale in any part of the Territory, or commercialize any VEGF Products in the Territory except for the Licensed Products in the Field pursuant to this Agreement. In the event that (i) Regeneron terminates this Agreement for any reason or (ii) Aventis terminates this Agreement for any reason other than pursuant to Section 19.3 or Section 19.5, [****], neither Aventis nor its Affiliates or its or their sublicensees under this Agreement shall, directly or indirectly, develop, manufacture or commercialize any VEGF Products in any part of the Territory. Aventis shall not be considered in breach of this Section 6.11(a) solely by reason of the acquisition by Aventis of a Person with a VEGF Product if prior to the closing of such acquisition, Aventis commits in writing to Regeneron that, promptly following the closing of such acquisition, it will divest itself of the offending rights and/or activity, and Aventis uses Commercially Reasonable Efforts to pursue such divestiture, and in the event that such divestiture is not completed within six (6) months of the closing of such acquisition, Aventis ceases all development, manufacturing and/or commercialization, as applicable, of the offending VEGF Product(s).
(b)    Certain Development Activities Outside of Agreement.
(i)    Notwithstanding anything in this Section 6.11(b) or Section 6.11(a) to the contrary, Aventis and/or its Affiliates shall be entitled to (i) initiate, sponsor and/or conduct a clinical trial and/or (ii) participate, directly or indirectly, whether through the provision of funds, grants or otherwise, in any clinical trial, initiated, sponsored and/or conducted by any Third Party, in each of the foregoing cases, with respect to the combination of Aventis’ (or its Affiliate’s) product, including, but not limited to, Eloxatin® (Oxaliplatin) and Taxotere®

(Docetaxel), together with any Third Party VEGF Product that has been granted a Marketing Approval for at least one indication in the applicable country, including, but not limited to Avastin® (bevacizumab) (in the United States and any other country where bevacizumab has been granted a Marketing Approval), in any oncology indication.
(ii)    Notwithstanding Section 6.11(b)(i), in any indication for which a Licensed Product Developed under this Agreement has been granted a Marketing Approval in an applicable country, Aventis must give preference to such Licensed Product over a Third Party VEGF Product in clinical trials of a VEGF Product for use in combination with Aventis’ (or its Affiliate’s) product in the same indication to be studied in the intended clinical trial with the Third Party VEGF Product.
(iii)    For any combination study with a Third Party VEGF Product covered by Section 6.11(b)(i) commencing after January 7, 2005, Aventis shall notify Regeneron prior to initiating such trial, such notice to include a brief synopsis of the protocol and a description of Aventis’ (or its Affiliate’s) role(s) and responsibilities in connection with the study. Further, for any combination study with a Third Party VEGF Product covered by Section 6.11(b)(i), Aventis shall promptly provide Regeneron with available results of such combination study, unless such disclosure is prohibited by law or contract.
(iv)    Aventis and/or its Affiliates shall be entitled to use data from clinical trials permitted by this Section (b)6.11(b) to promote the combination of Aventis’ product together with such Third Party VEGF Product. For the avoidance of doubt, Aventis and its respective Affiliates shall use or disclose Party Information of Regeneron or any of its Affiliates and New Information in connection with any of the activities described in this Section 6.11(b) only in accordance with the confidentiality and non-use provisions of ARTICLE 16.
(v)    Notwithstanding anything in this Section 6.11(b) or Section 6.11(a) to the contrary, Aventis may initiate an Aventis or its Affiliate’s sponsored pivotal clinical trial in an indication which combines Aventis’ (or its Affiliate’s) product and a Third Party VEGF Product if, such combination trial for Approval of Aventis’ (or its Affiliates) product is required in writing by a Regulatory Authority, and, prior to the commencement of any such clinical trial, Aventis provides Regeneron with a copy of such written notification, a writing of the commencement of such clinical trial, and a brief synopsis of the protocol, including the expected commencement and completion dates.
(c)    Certain Permitted Activities Outside Agreement. Notwithstanding anything in Section 6.11(a) to the contrary, Aventis (or its Affiliates) may develop and manufacture for use or sale solely by Aventis (or its Affiliates) and may have made by a Third Party for use or sale solely by Aventis (or its Affiliates) in any part of the Territory in the Field a [****] Product outside the scope of this Agreement, but may only sell the [****] Product so manufactured in any part of the Territory in compliance with the provisions of the immediately following sentence. Further, notwithstanding anything in Section 6.11(a) to the contrary, if Aventis terminates this Agreement with respect to a country (or the entire Territory) pursuant to Section 19.2, Aventis (or its Affiliates) may commercialize a [****] Product outside the scope of this Agreement, in such country (or in the entire Territory if the entire Agreement is terminated) in the Field after the first (1st) anniversary of the effective date of such termination with respect to such country (or the entire Territory). For the avoidance of doubt, neither Aventis nor its Affiliates nor its or their sublicenses may develop or commercialize a [****] Product in the Excluded Ocular Field or manufacture a [****] Product for use or sale in the Excluded Ocular Field.
(d)    During the Term, neither Regeneron nor its Affiliates or its or their sublicensees under this Agreement shall, directly or indirectly, either alone or through any Third Parties, manufacture for sale in any part of the Territory or commercialize any VEGF Trap Products in the Territory except for the Excluded Ocular VEGF Products in the Excluded Ocular Field.
6.12    Post Marketing Clinical Trials. Subject to the provision of this Agreement, Aventis shall use Commercially Reasonable Efforts to comply with any Clinical Trial obligations with respect to registration Approval with respect to any Licensed Product in any country in the Territory, imposed by applicable Law or pursuant to the Approvals or otherwise required by a Regulatory Authority.
ARTICLE 7
REGULATORY AFFAIRS
7.1    Ownership of Approvals and Registration Filings. Aventis shall own all Approvals and Registration Filings with respect to the Licensed Products in the Territory and shall have the rights and obligations set forth in Sections 7.2 to 7.8 (inclusive) with respect thereto. Except to the extent prohibited by applicable Law, Regeneron hereby assigns the Approvals and Registration Filings listed on Schedule 5 to Aventis or its designated Affiliate (the “Assigned Regeneron Regulatory Documentation”).
7.2    Rights of Reference.
(a)    Aventis and its Affiliates and licensees shall have, and Regeneron and its Affiliates hereby grant to Aventis and its Affiliates and licensees, the right to reference (with the right to grant further rights of reference pursuant to Section 4.3) all regulatory documentation (including all registration filings and approvals) Controlled by Regeneron (or its Affiliates) that relate to any Excluded Ocular VEGF Product as necessary to make, have made, import, use, sell and offer for sale the Licensed Products in the Field in the Territory. Promptly upon the request of Aventis, Regeneron or its Affiliate shall submit a letter of authorization to FDA or the applicable Regulatory Authority (and take such actions or make such other filings) in order to permit any Excluded Ocular VEGF Product regulatory documentation (including all registration filings and approvals) to be incorporated by reference in such Licensed Product regulatory filings.
(b)    Regeneron and its Affiliates and licensees shall have, and Aventis and its Affiliates hereby grant to Regeneron and its Affiliates and licensees, the right to reference (with the right to grant further rights of reference through multiple tiers) the BLA(s), IND(s), and any Registration Filings and/or Approvals Controlled by Aventis (or its Affiliates) that relate to any Licensed Product as necessary to make, have made, import, use, sell and offer for sale the VEGF Products worldwide outside the Field in the Territory and VEGF Products (other than Licensed

Products) and other products for use with Licensed Products in the Field in the Territory. Promptly upon the request of Regeneron, Aventis or its Affiliates shall submit a letter of authorization to FDA or the applicable Regulatory Authority (and take such actions or make such other filings) in order to permit any Licensed Product IND, BLA, Registration Filing and/or Approval to be incorporated by reference in such VEGF Product or other product regulatory filings.
7.3    Regulatory Coordination and Assistance. Subject to the provisions of this ARTICLE 7, Aventis shall be solely responsible for overseeing, monitoring and coordinating all regulatory strategy and actions, communications and filings with and submissions (including supplements and amendments thereto) to each applicable Regulatory Authority with respect to the Licensed Product in the Field in the Territory; provided that it shall adhere to the obligations in this ARTICLE 7. Notwithstanding the foregoing, and without limiting any of Regeneron’s other rights under this Agreement, Regeneron shall be permitted to communicate with Regulatory Authorities with regard to the manufacture of Formulated Bulk Licensed Product at Regeneron under the Supply Agreement in response to direct inquiry from such Regulatory Authorities. The Parties will coordinate with regard to such communications.
(a)    Both Parties will cooperate with each other to develop and follow specific procedures to be agreed upon to coordinate the exchange of necessary regulatory information from Licensed Products Developed and Commercialized by or on behalf of Aventis under this Agreement and Excluded Ocular VEGF Products developed and commercialized by Regeneron and its licensees. For the purpose of clarity, such regulatory information shall be limited to necessary regulatory information that could have a material impact on the manufacture, development or commercialization of the Licensed Products Developed and Commercialized by or on behalf of Aventis under this Agreement and Excluded Ocular VEGF Products developed and commercialized by Regeneron and its licensees.
(b)    Regeneron agrees to promptly disclose to Aventis all relevant information related to Excluded Ocular VEGF Products developed and commercialized by Regeneron and its licensees that could have a material impact on the manufacture, development or commercialization of the Licensed Products. Aventis agrees to promptly disclose to Regeneron all relevant information related to Licensed Products Developed and Commercialized by or on behalf of Aventis under this Agreement that could have a material impact on the manufacture, development or commercialization of the Licensed Products or the Excluded Ocular VEGF Products. By way of example, categories of information that may have a material impact on the manufacture, development or commercialization of such products could include information having implications on safety; clinical; commercial; regulatory filings or CMC, including CMC issues arising during production or quality control of the Licensed Compound or EYLEA Drug Substance or in interactions with Regulatory Authorities regarding CMC issues relevant to both the Licensed Compound or EYLEA Drug Substance or on any CMC issues relevant to Formulated Bulk Licensed Product.
(c)    With regard to Licensed Products Developed and Commercialized by or on behalf of Aventis under this Agreement, Regeneron shall not respond to or initiate any communications, including verbal communications, with Regulatory Authorities or Governmental Authorities; provided, however, that the foregoing shall not apply with respect to any direct inquiry from Regulatory Authorities or Governmental Authorities regarding Licensed Products manufactured by Regeneron or its Affiliates. With regard to Excluded Ocular VEGF Products developed and commercialized by Regeneron and its licensees, Aventis shall not respond to or initiate any communications, including verbal communications, with Regulatory Authorities or Governmental Authorities.
(d)    The Parties agree to discuss and, if practicable, coordinate with each other regarding any proposed change controls for any Licensed Compound manufactured or supplied under the Supply Agreement that will have a material impact on any Regulatory Filing for any Licensed Product; provided, however, that Regeneron will consider in good faith any comments provided by Sanofi; provided, further, that Regeneron will have final decision-making authority with respect to all change controls.
(e)    The Parties shall work together cooperatively to develop a strategy with respect to regulatory and chemistry, manufacturing and controls issues common to both the Licensed Compound and the EYLEA Drug Substance. Notwithstanding the foregoing, in the event that a Regulatory Authority or Governmental Authority requests an immediate response from a Party regarding the Licensed Compound or from Regeneron regarding the EYLEA Drug Substance and such request relates to regulatory and chemistry, manufacturing and controls issues common to both the Licensed Compound and the EYLEA Drug Substance, such Party shall use Commercially Reasonable Efforts to consult with the other Party in advance of responding to such Regulatory Authority or Governmental Authority, but shall not be required to delay a response to such request.
(f)    (i) Aventis shall notify Regeneron if any data regarding Licensed Products generated under this Agreement is submitted to Regulatory Authorities or Governmental Authorities in support of the Licensed Products to the extent Aventis determines that such data may reasonably be expected to have an adverse impact on Excluded Ocular VEGF Products. In the event that Aventis’ regulatory strategy pertaining to such data may reasonably be expected to have an adverse impact on Regeneron’s or its (sub)licensees’ regulatory strategy used to support Excluded Ocular VEGF Products, Regeneron and Aventis shall discuss and agree to the proposed regulatory strategy pertaining to such data in advance of Aventis’ (or its Affiliates’ or licensees’) communication with Regulatory Authorities or Governmental Authorities regarding such data. (ii) Regeneron shall notify Aventis if any data regarding Excluded Ocular Products generated outside of this Agreement is submitted to Regulatory Authorities or Governmental Authorities in support of the Excluded Ocular VEGF Products to the extent Regeneron determines that such data may reasonably be expected to have an adverse impact on Licensed Products. In the event that Regeneron’s regulatory strategy pertaining to such data may reasonably be expected to have an adverse impact on Aventis’ or its (sub)licensees’ regulatory strategy used to support Licensed Products, Regeneron and Aventis shall discuss and coordinate with each other regarding the proposed regulatory strategy pertaining to such data in advance of Regeneron’s (or its Affiliates’ or licensees’) communication with Regulatory Authorities or Governmental Authorities regarding such data; provided, however, that Regeneron will consider in good faith any comments provided by Sanofi; provided, further, that Regeneron will have final decision-making authority with respect to all such regulatory strategies and the final content and position of any such communication with Regulatory Authorities and Governmental Authorities. Notwithstanding the foregoing, in the event Regeneron is contractually bound to a third party to maintain confidentiality of any such data referred to in the foregoing sentence, Regeneron shall use commercially reasonable efforts to obtain a waiver of confidentiality in order to provide such data to Aventis in a timely manner.
(g)    (i) Aventis shall use Commercially Reasonable Efforts to provide to Regeneron within twenty-four (24) hours after receipt by Aventis (or Aventis’ receipt from its Affiliates or licensees) from any Regulatory Authorities or Governmental Authorities any such information for the Licensed Products that it determines in good faith is materially relevant to the interests of the Excluded Ocular VEGF Products, including but not limited to development, regulatory communications and filings, safety, labeling, manufacturing or product quality for the Excluded Ocular VEGF Products, or any notice or results of inspections or manufacturing issues relevant to a VEGF Trap. Regeneron and Aventis shall discuss and agree on the response to be communicated to Regulatory Authorities or Governmental Authorities in the Major Market Countries regarding such information and Aventis shall provide a copy of the response submitted to such Regulatory Authorities or Governmental Authorities within twenty-four (24) hours of submission by Aventis (or Aventis’ receipt of such a submission from a licensee). (ii) Regeneron shall use Commercially Reasonable Efforts to provide to Aventis within twenty-four (24) hours after receipt by Regeneron (or Regeneron’s receipt from its’ Affiliates or licensees) from any Regulatory Authorities or Governmental Authorities any such information for the Excluded Ocular VEGF Products that it determines in good faith is materially relevant to the interests of the Licensed Products, including but not limited to Development, regulatory communications and filings, safety, labeling, manufacturing or product quality for Licensed Products, or any notice or results of inspections or manufacturing issues relevant to Excluded Ocular Products. Regeneron and Aventis shall discuss and agree on the response to be communicated to Regulatory Authorities or Governmental Authorities regarding such information and Regeneron shall provide a copy of the response submitted to such Regulatory Authorities or Governmental Authorities within twenty-four (24) hours of submission by Regeneron (or Regeneron’s receipt of such a submission from a licensee). Notwithstanding the foregoing, in the event Regeneron is contractually bound to a third party to maintain confidentiality regarding any such information referred to in this Section 7.3(g)(ii), Regeneron shall use commercially reasonable efforts to obtain a waiver of confidentiality in order to provide such information to Aventis in a timely manner.
(h)    For purposes of clarification, subject to the provisions of this Section 7.3, Aventis and its licensees will have the sole right to determine the final content and position of any communication with Regulatory Authorities and Governmental Authorities with regard to Licensed Products in the Field in the Territory, provided that Aventis makes a good faith determination that such communication is not reasonably expected to have an adverse impact on the development and commercialization of Excluded Ocular VEGF Products in the Territory.

(i)    To the extent that EYLEA Drug Substance uses Formulated Bulk Licensed Product, and Regeneron (i) decides to undertake a modification of EYLEA Drug Substance for the Excluded Ocular VEGF Product and (ii) the modification will have a material impact on the regulatory filings of the Licensed Product in the Field, Regeneron shall notify Aventis thereof and the Parties shall discuss the regulatory strategy for such EYLEA Drug Substance to the extent relating to such modification as follows:
(x) in the Major Market Countries, (A) the Parties shall discuss the regulatory briefing strategy for background materials or submissions related to EYLEA Drug Substance at least ten (10) days prior to submission to Regulatory Authorities or Governmental Authorities, (B) Regeneron shall provide to Aventis a copy of such briefing materials no later than five (5) days prior to submission to a Regulatory Authority or Governmental Authority, (C) Aventis shall provide any comments to such briefing materials no later than forty-eight (48) hours following Regeneron’s provision of such briefing materials, which comments shall be considered in good faith by Regeneron, and (D) Regeneron shall provide to Aventis a copy of the final documents; and

(y)
in the non-Major Market Countries, Regeneron shall notify Aventis within seventy-two (72) hours after Regeneron’s submission (or Regeneron’s receipt of such a submission from a licensee) of any background materials or submissions related to EYLEA Drug Substance to any Regulatory Authority or a Governmental Authority.

Regeneron shall consider Aventis’ comments in good faith. Notwithstanding the foregoing, should a Regulatory Authority or Governmental Authority request an immediate response from Regeneron regarding Formulated Bulk Licensed Product, Regeneron shall use Commercially Reasonable Efforts to consult with Aventis in advance of a response, but Regeneron will not be required to delay a response to such request.
7.4    Pharmacovigilance and Safety Data Exchange. Without limiting the provisions of Section 7.5, the Parties will cooperate with each other to develop and follow specific procedures to be agreed upon and memorialized in a Safety Data Exchange Agreement to coordinate the exchange of necessary safety and pharmacovigilance information from Licensed Products Developed and Commercialized by or on behalf of Aventis under this Agreement and Excluded Ocular VEGF Products developed and commercialized by Regeneron and its licensees to ensure prompt communication of such notifications and compliance with reporting obligations to Regulatory Authorities.
7.5    Regulatory Inspection or Audit. If a Regulatory Authority desires to conduct an inspection or audit of a Party with regard to a Licensed Product, each Party agrees to cooperate with the other and the Regulatory Authority during such inspection or audit, including by allowing, to the extent practicable, a representative of the other Party to be present during the applicable portions of such inspection or audit. Following receipt of the inspection or audit observations of the Regulatory Authority (a copy of which the receiving Party will immediately provide to the other Party), the Party in receipt of the observations will prepare any appropriate responses that concern a Licensed Product, provided that the other Party shall have the right to review and comment on such responses, except to the extent such responses contain information for which the Party in receipt of the observation owes an obligation of confidentiality to a Third Party, and such Party shall consider in good faith the comments made by such other Party. In the event that the Parties disagree concerning the form or content of a response, the Party that received the observations shall decide the appropriate form and content of the response. Without limiting the foregoing, each Party (and its Third Party subcontractors) shall notify the other Party within twenty-four (24) hours of receipt of notification from a Regulatory Authority of the intention of such Regulatory Authority to audit or inspect facilities being used or proposed to be used for the manufacture of Licensed Products.
7.6    Recalls and Other Corrective Actions. Aventis shall notify Regeneron promptly (but in no event later than forty-eight (48) hours) following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Field in the Territory and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, Aventis shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Field in the Territory; provided, that prior to any implementation of such a recall, market suspension or market withdrawal, Aventis shall consult with Regeneron and shall consider Regeneron’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Territory, as between the Parties, Aventis shall initiate such a recall, market suspension or market withdrawal in compliance with applicable Law. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 7.6, as between the Parties, Aventis shall be solely responsible for the execution thereof. Notwithstanding the provisions of this ARTICLE 7 or ARTICLE 16, Aventis shall provide Regeneron with copies of any proposed correspondence with Regulatory Authorities or any proposed public announcement, in each case, related to any voluntary or mandated recall of a Licensed Product in the Field in the Territory for Regeneron’s review and comment prior to Aventis making or disclosing any such correspondence or public announcement. Aventis shall provide Regeneron with copies of any correspondence with Regulatory Authorities or any public announcement, in each case, related to any market suspension or market withdrawal of a Licensed Product in the Field in the Territory.
7.7    Cost of Recalls and Other Corrective Actions. Except as otherwise provided in ARTICLE 17 , Aventis shall be solely responsible for all costs of a recall, market withdrawal or other corrective action with respect to any Licensed Product in the Field in the Territory.
7.8    Licensed Product Labeling. Aventis shall use Commercially Reasonable Efforts to include language in approved labeling for Licensed Products in the Field in the Territory stating that the product is not intended for local administration to the eye.
ARTICLE 8
MANUFACTURING AND SUPPLY

8.1    Supply Agreement. Simultaneously with execution of this Agreement, the Parties (or their Affiliates) are amending and restating that certain commercial supply agreement, dated June 10, 2013, by and between Regeneron and Sanofi Winthrop Industrie, under which Aventis or its Affiliate shall procure Formulated Bulk Licensed Products from Regeneron or its Affiliates (the “Supply Agreement”). Regeneron or its Affiliates shall supply Formulated Bulk Licensed Product to Aventis (or its Affiliate) under the Supply Agreement pursuant to the terms thereof until the expiration or termination of the Supply Agreement.
8.2    Aventis Manufacturing and Supply Obligations.
(a)    As between the Parties, Aventis shall be solely responsible, at its sole cost and expense, for all activities related to finishing, packaging, and labeling of Finished Licensed Product in the Territory.
(b)    Aventis shall use Commercially Reasonable Efforts to, at its election, either (a) [****], or (b) otherwise [****], for the manufacture of Formulated Bulk Licensed Product for the supply of Commercial Supply Requirements and Clinical Supply Requirements of Licensed Products in the Territory. Without limiting the foregoing, Regeneron shall, at Aventis’ sole cost and expense, use Commercially Reasonable Efforts to assist Aventis (or its Affiliate) to, as the case may be, [****], or [****] for the manufacture of Formulated Bulk Licensed Product in order to meet Aventis’ obligations under this Section 8.2.
(c)    Aventis may otherwise elect to establish an alternative source, for the manufacture of Formulated Bulk Licensed Product for the supply of Commercial Supply Requirements and Clinical Supply Requirements of Licensed Products in the Territory (x) through one of its other existing manufacturing facilities, (y) by constructing and obtaining all required approvals and validations by Regulatory Authorities for a new manufacturing facility or (z) with Regeneron’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), through a Third Party manufacturer other than [****], in each case ((x), (y) and (z)), at Aventis’ own expense.
(d)    All costs and expenses (including capital expenditures) required to provide additional manufacturing capacity pursuant to Sections 8.2(b) and 8.2(c), including without limitation the related start-up and validation activities and the transfer of the manufacturing process for the Licensed Products from Regeneron (or its Affiliates) to Aventis or a Third Party manufacturer, shall be paid solely by Aventis.
8.3    Funded Assets. Notwithstanding anything to the contrary in the Funded Assets MOU, the Parties acknowledge and agree that all title to the Funded Assets (as defined in the Funded Assets MOU) has transferred to Regeneron and Regeneron has no further obligations to Aventis or its Affiliates with respect to the Funded Assets under the Funded Assets MOU.
ARTICLE 9
PAYMENTS
9.1    Payments. Aventis or SWI shall make payments to Regeneron or its Affiliates under this Agreement and the Supply Agreement pursuant to this ARTICLE 9.

9.2    Development Balance; Other Payment Obligations. Notwithstanding anything to the contrary in this Agreement or the Supply Agreement, the Development Balance due and owing by Regeneron to Aventis as of the Amendment Effective Date shall be extinguished and cancelled, without any further act of either Party and there shall be no further accrual of the Development Balance following the Amendment Effective Date. Without limiting the foregoing, nothing in this Agreement shall relieve either Party of any payment obligations arising prior to the Amendment Effective Date. From and after the Amendment Effective Date, Aventis shall be solely responsible for all costs and expenses associated with the Development and Commercialization of the Licensed Products in the Field in the Territory and Regeneron shall have no obligation to reimburse Aventis for any costs or expenses incurred by or on behalf of Aventis in connection with the Development and Commercialization of the Licensed Products in the Territory after the Amendment Effective Date.
9.3    Net Sales Report. Within twenty (20) days after the end of each Calendar Quarter, Aventis shall calculate and report to Regeneron the amount of Net Sales, that are attributable to the Licensed Product in each country in the Territory during such Calendar Quarter (including such amount expressed in local currency and as converted into U.S. Dollars in accordance with Section 9.9). Without limiting the generality of the foregoing, Aventis shall require its Affiliates and its and their sublicensees and Distributors to calculate and account for their Net Sales and to provide such reports with respect thereto, in sufficient detail and at such time so that Aventis can meet its obligations to Regeneron hereunder if such sales were made by Aventis.
9.4    Third Party Payment Amounts. Aventis shall be solely responsible for paying all Third Party Payment Amounts, or reimbursing Regeneron on a Calendar Quarter-by-Calendar Quarter basis pursuant to Section 9.8 for any Third Party Payment Amount made by Regeneron, in each case pursuant to the terms of this Section 9.4. Aventis shall, in addition to the Net Sales Report provided pursuant to Section 9.3, provide Regeneron within forty-five (45) days after the end of each Calendar Quarter with deductions taken to arrive at Net Sales and all other information necessary to satisfy Regeneron’s obligations with respect to any Third Party Payment Amounts under any Existing License or New License to which Regeneron is a party. Notwithstanding the Genentech Settlement Letter, the Parties acknowledge and agree that Aventis shall be responsible for making, and shall make, all payments due under the Genentech Settlement Agreement directly to Genentech, Inc. (and not to Regeneron pursuant to this Section 9.4).
9.5    Regeneron Costs. Subject to Section 5.2, Aventis shall, on a Calendar Quarter-by-Calendar Quarter basis pursuant to Section 9.8, reimburse Regeneron for all of the Regeneron Costs incurred by Regeneron after the Amendment Effective Date; provided, however, that for any Regeneron Costs incurred by Regeneron for the benefit of both Licensed Product and any Excluded Ocular VEGF Product, Aventis shall only be required to reimburse [****] of such Regeneron Costs. Regeneron shall provide Aventis all such information related to Regeneron Costs for a Calendar Quarter within forty-five (45) days after the end of each Calendar Quarter.
9.6    Profit Sharing Payment.

(a)    The Parties acknowledge and agree that in order to ease the administrative and accounting burdens on the Parties under this Agreement and to provide for the commercial supply of Licensed Products, they have elected to forego the calculation of net profits from sale of Licensed Product and the sharing of net profits under this Agreement, and the associated reporting, reimbursement and reconciliation processes, and instead have agreed that Aventis or SWI shall make payments to Regeneron (or its Affiliate) under this Agreement and the Supply Agreement based on a simplified profit sharing arrangement calculated as a percentage of Net Sales, as set forth in this Section 9.6. Such payments are, in part, intended to reflect the value contributed by Regeneron with respect to its discovery of the VEGF Trap and the development and commercialization of the Licensed Products. For clarity, in the event that the Supply Agreement is terminated for any reason, Aventis shall continue to be obligated to make payments to Regeneron under this Section 9.6 in accordance with the terms hereof.
(b)    Aventis shall pay to Regeneron, on a Calendar Quarter-by-Calendar Quarter basis pursuant to Section 9.8, a percentage of the aggregate Net Sales of all Licensed Products in the Field in the Territory during each Contract Year (each such quarterly payment, a “Profit Sharing Payment”), which percentage shall be based on the aggregate Net Sales of all Licensed Products in the Field in the Territory during such Contract Year as set forth in the chart below (the aggregate amount of such payment due with respect to Net Sales in a given Contract Year, the “Aggregate Profit Sharing Payment”).

Aggregate Net Sales of Licensed Products in the Field in the Territory during each Contract Year	Percentage of Aggregate Net Sales
Aggregate annual Net Sales of Licensed Products less US$[****]	15%
Aggregate annual Net Sales of Licensed Products equal to or greater than US$[****] but less than US$ [****]	[****]
Aggregate annual Net Sales of Licensed Products equal to or greater than US$[****] but less than US$ [****]	[****]
Aggregate annual Net Sales of Licensed Products equal to or greater than US$[****] but less than US$ [****]	[****]
Aggregate annual Net Sales of Licensed Products equal to or greater than US$[****]	30%

By way of example, if aggregate Net Sales of all Licensed Products in the Field in the Territory in a Contract Year are US$ 600,000,000, the Aggregate Profit Sharing Payment in respect of such Contract Year shall be equal to [****]% Net Sales of US$ 600,000,000 (i.e., US$ [****]), which example is described in greater detail in Schedule 10.
(c)    The Profit Sharing Payment due in respect of a given Calendar Quarter shall be equal to (i) the amount of the Aggregate Profit Sharing Payment owed to Regeneron with respect to Net Sales in such Contract Year through the end of such Calendar Quarter

(“Cumulative Net Sales”), less (ii) the amount of the Aggregate Profit Sharing Payment, if any, already paid to Regeneron with respect to Cumulative Net Sales in prior Calendar Quarters of such Contract Year.
9.7    Payments with respect to Batches under the Supply Agreement. Regeneron shall sell to SWI, and SWI shall purchase from Regeneron, during the Supply Term, the Product at the following price, payable as follows:
(a)    Regeneron shall invoice SWI for the Estimated Fully Burdened Batch Price applicable to each Batch that was manufactured and shipped pursuant to a Firm Order under the Supply Agreement, and SWI shall pay such amount within forty-five (45) days after the date of such invoice. Beginning in the 2016 Contract Year, within forty-five (45) days after the end of each Calendar Quarter, Regeneron shall provide a good faith estimate of the Aggregate Actual Fully Burdened Manufacturing Cost for that Contract Year.
(b)    With respect to Batches to be manufactured in the 2016 Contract Year and each Contract Year thereafter during the Supply Term, Regeneron shall provide in writing to SWI by [****] Regeneron’s good faith estimate of the Actual Fully Burdened Manufacturing Costs of any Batch to be manufactured in such Contract Year, which estimate shall be based on the Actual Fully Burdened Manufacturing Cost of prior years, current year-to-date manufacturing costs, the number of Batches expected to be manufactured in such Contract Year, and any other relevant factors (the “Estimated Fully Burdened Batch Price”). The Estimated Fully Burdened Batch Prices for the 2014 Contract Year and the 2015 Contract Year are set forth in Appendix 1.
(c)    Beginning with Product manufactured in the 2016 Contract Year, clauses (i), (ii) and (iii) of this Section 9.7(c) shall apply:
(i)    Within sixty (60) days after the end of each Contract Year during the Supply Term, Regeneron shall calculate and provide SWI with (A) (1) the total Actual Fully Burdened Manufacturing Cost for all quantities of Product manufactured during such Contract Year pursuant to a Firm Order, [****], and the cost of any Batches that were [****], and (2) amounts due to Regeneron in respect of quantities of Product in respect of a Firm Order which [****] (the sum of (1) and (2) the “Aggregate Actual Fully Burdened Manufacturing Cost”), (B) the total amount of the payments based on the Estimated Fully Burdened Batch Price for such Contract Year that have been invoiced to SWI (the “Payment Total”), which shall equal the product of (x) the number of Batches that were manufactured during such Contract Year [****] (the “Batch Number”), and (y) the Estimated Fully Burdened Batch Price for such Contract Year, and (C) the amount equal to the difference between the Aggregate Actual Fully Burdened Manufacturing Costs and the Payment Total (the “Reconciliation Amount”). In the event that, with respect to a Contract Year, the Aggregate Actual Fully Burdened Manufacturing Cost is greater than the Payment Total, then Regeneron shall invoice SWI for the Reconciliation Amount. In the event that, with respect to a Contract Year, the Payment Total is greater than the Aggregate Actual Fully Burdened Manufacturing Cost, then SWI shall invoice Regeneron for the Reconciliation Amount. Any invoice prepared pursuant to the foregoing two sentences will be prepared by the appropriate Party within ten (10) days of receipt by SWI of the report containing the Reconciliation Amount. The Party receiving an invoice pursuant to the foregoing three sentences shall pay the Reconciliation Amount within thirty (30) days after the date of such invoice.
(ii)    With regard to Batches manufactured in any given Contract Year within the Supply term, which [****], Regeneron shall invoice SWI for their Actual Fully Burdened Manufacturing Cost and SWI shall pay such amount within forty-five (45) days after the date of such invoice.
(iii)    For clarity, with respect to any Batches manufactured in a given Contract Year but shipped after the end of such Contract Year, Regeneron shall invoice SWI, in accordance with Section 9.7(a) and pursuant to Section 9.8, the amount of the Estimated Fully Burdened Batch Price in effect during the Contract Year in which such Batch was manufactured, regardless of whether a Reconciliation Payment was made by either Party under this Section 9.7(c). To the extent any Batches manufactured in a given Contract Year are shipped after [****], (i) Regeneron shall invoice SWI for their Estimated Fully Burdened Manufacturing Cost, (ii) SWI shall pay such amount within forty-five (45) days after the date of such invoice and (iii) any Reconciliation Amount payable on such batches shall be carried forward to the reconciliation for the subsequent year and added to the Reconciliation Amount to be calculated for such year pursuant to Section 9.7(c)(i). For further clarity, in no event shall this Section 9.7(c) diminish Aventis’s obligations to provide Firm Orders pursuant to Section 5.1 of the Supply Agreement.
9.8    Quarterly Invoicing and Payment. Following the end of each Calendar Quarter, within fifteen (15) days after receipt by Regeneron of the Net Sales Report from Aventis pursuant to Section 9.4, Regeneron shall invoice Aventis the following amounts due for such Calendar Quarter: (i) all Third Party Payment Amounts due in respect of such Calendar Quarter pursuant to Section 9.4, (ii) the amount of Regeneron Costs incurred by Regeneron in such Calendar Quarter which are due pursuant to Section 9.5, and (iii) the amount of the Profit Sharing Payment due with respect to such Calendar Quarter pursuant to Section 9.6 and in accordance with the form of calculation set forth on Schedule 10. Aventis shall pay the amount due to Regeneron pursuant to such invoice(s) within twenty five (25) days after receipt by Aventis of such invoice(s). For clarity, the receipt date shall be the date any invoice is electronically received by Aventis.
9.9    Payment Method and Currency. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. All sums due under this Agreement shall be payable in United States Dollars. In those cases where the amount due in United States Dollars is calculated based upon one or more currencies other than United States Dollars, such amounts shall be converted to U.S. Dollars using the spot rates the average of the daily spot rates fixed by the European Central Bank from the last Business Day of the preceding month, as published on the website located on the following URL: http://sdw.ecb.europa.eu/browseSelection.do?DATASET=0&sfl1=4&FREQ=M&sfl3=4&CURRENCY=USD&node=2018794. In the event of a payment dispute under this ARTICLE 9, the disputing Party shall be required to pay all non-disputed amounts pursuant to the terms of ARTICLE 9 and may withhold the payment only of any disputed amounts and only during the pendency of any such dispute.

9.10    Late Payments    . The Parties agree that, unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, amounts due by one Party to the other shall be payable to a bank account, details of which are to be communicated by the receiving Party. Unless otherwise mutually agreed by the Parties or otherwise provided in this Agreement, all payments under this Agreement shall earn interest, to the extent permitted by applicable Law, from the date due until paid at a rate equal to one month London Inter-Bank Offering Rate (LIBOR) U.S. Dollars, as quoted on Thomson Reuters Eikon (or any other source agreed to by the Parties) effective for the date on which the payment was due, [****] (such sum being referred to as the “Default Interest Rate”).
9.11    Taxes. Any withholding or other taxes that either Party or its Affiliates are required by Law to withhold or pay on behalf of the other Party, with respect to any payments to such other Party hereunder or the Ancillary Agreements, shall be deducted from such payments and paid to the appropriate tax authority contemporaneously with the remittance to the other Party; provided, however, that the withholding Party shall furnish the other Party with proper evidence of the taxes so paid. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable).
All amounts due under this ARTICLE 9 are exclusive of sales, use, goods and services, value added, excise, and other taxes, duties or charges of a similar nature imposed by any Governmental Authority, or other taxing authority. If any sales, use, goods and services, value added, excise, and other taxes, duties or charges of a similar nature will be chargeable with respect to payments made under this ARTICLE 9, Aventis shall pay to, or upon receipt of invoice from Regeneron, shall reimburse, Regeneron these in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation.
ARTICLE 10
DISPUTE RESOLUTION
10.1    Resolution of Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to comply with the procedures set forth in this Agreement to use all reasonable efforts to facilitate the resolution of such disputes in an expedient manner by mutual agreement.
10.2    Legal Disputes. The Parties agree that, subject to Sections 10.4 and 16.4, they shall use all reasonable efforts to resolve any Legal Dispute arising under this Agreement by good faith negotiation and discussion. In the event that the Parties are unable to resolve any such Legal Dispute either Party may submit the Legal Dispute to the Executive Officers for resolution, specifying the nature of the Legal Dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred Legal Dispute within thirty (30) days of receiving such written notification. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. In the event the Executive Officers are unable to resolve any such Legal Dispute, the Parties shall be free to pursue any rights and remedies available to them at law, in equity or otherwise.
10.3    Escalation to Executive Officers. In the event of a dispute between the Parties with respect to any Development activities or any proposed amendment to the Development Plan pursuant to Section 5.2, either Party may, on written notice to the other Party, refer such dispute to the Executive Officers for a joint decision, specifying the nature of the dispute with sufficient specificity to permit adequate consideration by such Executive Officers. The Executive Officers shall diligently and in good faith attempt to resolve the referred dispute within thirty (30) days of receiving such written notification. Any final decision mutually agreed to by the Executive Officers shall be conclusive and binding on the Parties. In the event that the Executive Officers are unable during such thirty (30)-day period to resolve a dispute between the Parties with respect to whether or not any Development activities or any proposed amendment to the Development Plan may be reasonably expected to have an adverse impact on an Excluded Ocular VEGF Product anywhere in the world, Regeneron’s Executive Officer shall have final decision-making authority. In the event that the Executive Officers are unable during such thirty (30)-day period to resolve a dispute between the Parties with respect to any Development activities or any proposed amendment to the Development Plan other than a dispute with respect to whether or not any Development activity or proposed amendment to the Development Plan may be reasonably expected to have an adverse impact on an Exclude Ocular VEGF Product anywhere in the world, Aventis’ Executive Officer shall have the final decision-making authority.
10.4    No Waiver. Nothing in this ARTICLE 10 shall prohibit either Party from seeking immediate injunctive or other equitable relief if such Party reasonably believes that it will suffer irreparable harm from the actions of the other.
ARTICLE 11
TRADEMARKS AND CORPORATE LOGOS
11.1    Corporate Logos. Each Party and its Affiliates shall retain all right, title and interest in and to their respective corporate names and logos.
11.2    Selection of Product Trademarks. As between the Parties, Aventis shall have the sole right to select one or more Product Trademarks (including back-up trademarks) for each Licensed Product for use with respect to such Licensed Product.
11.3    Ownership of Product Trademarks. Unless otherwise mutually agreed between the Parties, (a) Regeneron (or its local Affiliates, as appropriate) shall own and retain all right, title and interest in and to Product Trademark(s) for the Licensed Products, together with all associated trade dress, trade names, services marks, .us domain names and all associated social media identifiers and accounts for the Licensed Products and the Regeneron Licensed Product Domain Names, in the United States, and all goodwill related thereto (the “Regeneron Trademarks”), and (b) Aventis (or its local Affiliates, as appropriate) shall own and retain all right, title and interest in and to Product Trademark(s) for the Licensed Products, together with all associated trade dress, trade names, services marks, gTLD and ccTLD (other than .us domain name) for the Licensed Products, in all countries in the Territory other than the United States and all goodwill related thereto (the “Aventis Trademarks”).

11.4    Prosecution and Maintenance of Product Trademarks. Aventis will use Commercially Reasonable Efforts to register, and to prosecute and maintain any registration and registration application for, the Aventis Trademarks for the Licensed Products in all countries in the Territory other than the United States, and Aventis will use Commercially Reasonable Efforts to register, and to prosecute and maintain any registration and registration application for, the Regeneron Trademarks for the Licensed Products in Regeneron’s name in the United States. Notwithstanding the foregoing, in the event Aventis elects not to register, or to prosecute or maintain any registration or registration application for, any Aventis Trademark or any Regeneron Trademark for the Licensed Products in the Territory, Regeneron shall have the right to do so on behalf of Aventis for use with the Licensed Products in the Field during the Term, subject to consultation and cooperation with Aventis. The Parties agree that Aventis shall be solely responsible for [****] costs and expenses incurred in connection with the prosecution and maintenance of the Aventis Trademarks and the Regeneron Trademarks during the Term, except in the event that Regeneron elects to assume responsibility for the prosecution and maintenance of any Aventis Trademark or Regeneron Trademark, in which case Regeneron shall bear [****] of all costs and expenses incurred in prosecuting and maintaining such Aventis Trademark or Regeneron Trademark.
11.5    License to the Licensed Product Trademarks. Regeneron hereby grants to Aventis a license to use the Regeneron Trademarks to manufacture, Develop and Commercialize the Licensed Products in the Territory pursuant to this Agreement and subject to the terms and conditions of this Agreement. Aventis’ rights under this Section 11.5 may be sublicensed, but only to its Affiliates and permitted sublicensees and Distributors pursuant to the terms of Section 4.3 for the purposes of, and subject to the terms and conditions of, this Agreement. Except as provided in this Agreement, neither Party shall have rights in or to the other Party’s Product Trademarks or the goodwill pertaining thereto. Aventis shall utilize the Regeneron Trademarks only on approved Promotional Materials or other approved product-related materials for the Licensed Products for the purposes contemplated herein. All use by Aventis or its Affiliates or permitted sublicensees or Distributors of the Regeneron Trademark(s) shall be in accordance with such quality standards and trademark usage guidelines established by Regeneron that it deems reasonably necessary to preserve its rights in, and the validity and enforceability of, the Regeneron Trademark(s), including any registration and registration application therefor, and the goodwill therein, and which Regeneron may modify and supplement from time to time upon written notice thereof to Aventis, and all goodwill generated through such use shall inure to the sole benefit of Regeneron for the purposes of trademark and trade name ownership, registration, enforcement and maintenance. Each Party agrees that at no time during the Term will it or any of its Affiliates attempt to use or register any trademark, trade dress, service mark, trade name or domain name or social media identifier that is confusingly similar to, misleading or deceptive with respect to the other Party’s Product Trademark(s) for the Licensed Products or take any action or do any act that endangers, damages, dilutes, destroys or similarly affects, in any material respect, the other Party’s trademark or the value of the goodwill pertaining thereto or attack, dispute or contest the validity of or ownership of the other Party’s Product Trademark(s) or any registrations or pending registration thereof. Aventis agrees that upon termination or expiration of the Term, it will discontinue forthwith all use of the Regeneron Trademark. Upon request by Aventis, Regeneron shall (or shall cause its Affiliates, as appropriate, to) execute such documents as may reasonably be required for the purpose of recording with any Governmental Authority the license referred to above in this Section 11.5.
11.6    Use of Corporate Names.
(a)    Aventis shall not use Regeneron’s or its Affiliates’ corporate names or logos on any Promotional Materials related to the Licensed Products (including, without limitation, congress booths or Promotional Materials used or distributed in connection with the applicable Licensed Product) in the Field or otherwise in the Territory; provided, however, that Aventis shall (i) be permitted to identify Regeneron (or its Affiliate) as the manufacturer of the Licensed Products in any such materials to the extent required under any applicable Law and for so long as Regeneron or its Affiliate is supplying Licensed Products to Aventis or its Affiliates under the Supply Agreement and (ii) use Commercially Reasonable Efforts to include in any such materials the phrase “ZALTRAP was developed in collaboration with Regeneron Pharmaceuticals, Inc.” or similar language to the extent permitted under any applicable Law, in each case ((i) and (ii)), consistent with the provisions of Section 11.5.
(b)    Accordingly, unless Regeneron has terminated this Agreement pursuant to Sections 19.3, 19.4, 19.5 or 19.6 or Aventis has terminated this Agreement pursuant to Section 19.2, Regeneron hereby grants to Aventis (and its Affiliates) a non-exclusive license, with the right to grant sublicenses in accordance with Section 4.3, to use Regeneron’s corporate names or logos solely as provided in this Section 11.6 during the Term and thereafter for a maximum period of two (2) years solely to the extent necessary to exhaust the existing inventory of Licensed Product and such materials containing Regeneron’s corporate names or logos. Without limiting the foregoing, Aventis shall not and shall not permit its Affiliates or its or their sublicensees or Distributors to, (m) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of Regeneron’s corporate names or logos, (n) take any action or do any act that endangers, damages, dilutes, destroys or similarly affects, in any material respect, Regeneron’s corporate names or logos or the value of goodwill pertaining thereto, or (o) attack, dispute or contest the validity of or ownership of Regeneron’s corporate names or logos anywhere in the Territory or any registrations or any pending registration thereof. Aventis agrees and shall cause its Affiliates and its and their sublicensees or Distributors, to conform (y) to the customary industry standards for the protection of the trademarks and to such trademark usage guidelines as Regeneron may furnish from time to time with respect to the use of Regeneron’s corporate names or logos and (z) to adhere to and maintain the highest quality standards of Regeneron with respect to goods sold and services provided under Regeneron’s corporate names or logos.
ARTICLE 12
NEWLY CREATED INVENTIONS
12.1    Ownership of Newly Created Intellectual Property.
(a)    Each Party shall exclusively own all right, title and interest in and to any and all intellectual property (including, without limitation, Know-How, Patents and copyrights) discovered, invented, authored or otherwise created under or in connection with this Agreement solely by or on behalf of such Party, its Affiliates or its or their sublicensees or Distributors

(other than by the other Party or its Affiliates) (“Sole Inventions”). Sole Inventions made solely by or on behalf of Aventis, its Affiliates or its or their sublicensees or Distributors (other than Regeneron and its Affiliates) are referred to herein as “Aventis Sole Inventions.” Sole Inventions made solely by or on behalf of Regeneron, its Affiliates or its or their sublicensees or Distributors (other than Aventis and its Affiliates) are referred to herein as “Regeneron Sole Inventions.” The Parties agree that nothing in this Agreement, and no use by a Party of the other Party’s intellectual property pursuant to this Agreement, shall vest in a Party any right, title or interest in or to the other Party’s intellectual property, other than the license rights expressly granted hereunder.
(b)    The Parties shall each own an equal, undivided interest in any and all intellectual property (including, without limitation, Know-How, Patents and copyrights) discovered, invented, authored or otherwise created under or in connection with this Agreement during the Term jointly by or on behalf of Aventis, its Affiliates or its or their sublicensees or Distributors, on the one hand, and Regeneron, its Affiliates or its or their sublicensees or Distributors, on the other hand (“Joint Inventions”). Each Party shall disclose to the other Party in writing and shall cause its Affiliates, and its and their sublicensees and Distributors to so disclose, the conception, discovery, invention or reduction to practice of any Joint Invention.
(c)    Notwithstanding the foregoing in Section 12.1(b), (i) for purposes of determining whether a patentable invention is an Aventis Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws, (ii) for purposes of determining whether a copyrighted work is a Aventis Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of copyright authorship shall be resolved in accordance with United States copyright laws, and (iii) for purposes of determining whether Know-How (other than copyrighted work and Patent applications) is an Aventis Sole Invention, a Regeneron Sole Invention or a Joint Invention, questions of authorship or inventorship shall be resolved in accordance with the laws of the State of New York, United States.
(d)    To the extent that any right, title or interest in or to any intellectual property vests in a Party, by operation of Law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such Party shall, and hereby does, irrevocably assign, and shall cause its Affiliates and its and their sublicensees and Distributors to so assign, to the other Party any and all such right, title and interest in and to such intellectual property to the other Party without the need for any further action by any Party.
(e)    The Parties hereby agree that each Party’s use of the Joint Inventions is governed by the terms and conditions of this Agreement, including the terms of ARTICLE 4, as follows: each Party’s interest in the Joint Inventions may be sublicensed, and any ownership rights therein transferred, in whole or in part, by each Party without consent of the other Party, provided that each Party agrees not to transfer any of its ownership interest in any of the Joint Inventions without securing the transferee’s written agreement to be bound by the terms of this Section 12.1(e) and the other terms of this Agreement that relate to the Joint Inventions; provided, further, that nothing in this ARTICLE 12 shall relieve a Party or its Affiliates of their obligations under ARTICLE 16 with respect to New Information or confidential Party Information provided by or on behalf of the other Party or such other Party’s Affiliates. Except as otherwise provided in this Agreement with respect to the Licensed Products, neither Party hereto shall have the duty to account to the other Party for any revenues or profits obtained from any transfer of its interest in, or its use, sublicense, or other exploitation of the Joint Inventions. The provisions governing Joint Inventions set forth in this Section 12.1(e) shall survive the expiration or termination of this Agreement.
12.2    Prosecution and Maintenance of Patents.
(a)    Regeneron shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Regeneron Patent Rights throughout the Territory, and shall confer with and keep Aventis reasonably informed regarding the status of such activities. In addition, Regeneron shall have the following obligations with respect to the filing, prosecution and maintenance of the Regeneron Patent Rights: (i) Regeneron shall use Commercially Reasonable Efforts to provide to Aventis for review and comment a copy of a substantially completed draft of any priority Patent application at least thirty (30) days prior to the filing of any such priority Patent application by Regeneron and consider in good faith any comment; (ii) Regeneron shall notify Aventis prior to the filing of a Patent Application by Regeneron; (iii) Regeneron shall consult with Aventis following the filing of the priority Patent application in sufficient time to permit the Parties to mutually determine in which countries it shall file convention Patent applications; (iv) Regeneron shall provide Aventis promptly with copies of all communications received from or filed in patent offices with respect to such filings; and (v) Regeneron shall provide Aventis a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any Regeneron Patent Rights (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent application, abandoning any Patent or not filing or perfecting the filing of any Patent application in any country), with notice of such proposed action or inaction so that Aventis has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. In the event that Regeneron desires to abandon any Regeneron Patent Rights, Regeneron shall provide reasonable prior written notice to Aventis of such intention to abandon (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Regeneron Patent Right with the applicable patent office) and Aventis shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Regeneron’s name, unless, with respect to any such Patent applications that are unpublished, Regeneron notifies Aventis that Regeneron would prefer to maintain the subject matter of such Patent application as a trade secret.
(b)    Aventis shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Aventis Patent Rights throughout the Territory, and shall confer with and keep Regeneron reasonably informed regarding the status of such activities. In addition, Aventis shall have the following obligations with respect to the filing, prosecution and maintenance of the Aventis Patent Rights: (i) Aventis shall use Commercially Reasonable Efforts to provide to Regeneron for review and comment a copy of a substantially completed draft of any priority Patent application at least thirty (30) days prior to the filing of any such priority Patent application by Aventis and consider in good faith any comment; (ii) Aventis shall notify Regeneron prior to the filing of a Patent application by Aventis; (iii) Aventis shall consult with Regeneron following the filing of the priority Patent application in sufficient time to permit the Parties to mutually determine in which countries it shall file convention Patent applications; (iv) Aventis shall provide Regeneron promptly with copies of all communications received from or filed in patent offices with respect to such filings; and (v) Aventis shall provide Regeneron a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any Aventis Patent Rights (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent application, abandoning any Patent or not filing or perfecting the filing of any Patent application in any country), with notice of such proposed action or inaction so that it has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. In the event that Aventis desires to abandon any Patent included in the Aventis Patent Rights, Aventis shall provide reasonable prior written notice to Regeneron of such intention to abandon (which notice shall, in any event, be given no later than sixty (60) days prior to the next deadline for any action that may be taken with respect to such Aventis Patent Right with the applicable patent office) and Regeneron shall have the right, but not the obligation, to assume responsibility for the prosecution and maintenance thereof in Aventis’ name, unless, with respect to any such Patent applications that are unpublished, Aventis notifies Regeneron that Aventis would prefer to maintain the subject matter of such Patent application as a trade secret.
(c)    The Parties shall consult with each other regarding the filing, prosecution and maintenance of any Joint Patent Rights, and responsibility for such activities shall be the obligation of the Controlling Party. The Controlling Party shall undertake such filings, prosecutions and maintenance in the names of both Parties as co-owners. The Controlling Party shall have the following obligations with respect to the filing, prosecution and maintenance of the Joint Patent Rights: (i) the Controlling Party shall use Commercially Reasonable Efforts to provide any priority Patent application at least thirty (30) days prior to the filing of any such priority Patent application by the Controlling Party and consider in good faith any comment from the non-Controlling Party; (ii) the Controlling Party shall notify the non-Controlling Party prior to the filing of a Patent application by the Controlling Party; (iii) the Controlling Party shall consult with the non-Controlling Party following the filing of the priority Patent application in sufficient time to permit the Parties to mutually determine in which countries it shall file convention Patent applications; (iv) the Controlling Party shall provide the non-Controlling Party promptly with copies of all communications received from or filed in patent offices with respect to such filings; and (v) the Controlling Party shall provide the non-Controlling Party a reasonable time prior to taking or failing to take action that would affect the scope or validity of rights under any Joint Patent Rights (including but not limited to substantially narrowing or canceling any claim without reserving the right to file a continuing or divisional Patent application, abandoning any Patent or not filing or perfecting the filing of any Patent application in any country), with notice of such proposed action or inaction so that the non-Controlling Party has a reasonable opportunity to review and make comments, and take such actions as may be appropriate in the circumstances. In the event that the Controlling Party materially breaches the foregoing obligations and such breach is not cured within thirty (30) days of a written notice from the non-Controlling Party to the Controlling Party describing such breach, or in the event that the Controlling Party fails to undertake the filing of a Patent application within ninety (90) days of a written request by the non-Controlling Party to do so, the non-Controlling Party may assume the Controlling Party’s responsibility for filing, prosecution and maintenance of any such Joint Patent Right, and will thereafter be deemed the Controlling Party for purposes hereof (and will undertake such filings, prosecutions and maintenance in such Party’s name). Notwithstanding the foregoing, the Controlling Party may withdraw from or abandon any Joint Patent Rights on thirty (30) days’ prior notice to the other Party, providing the non-Controlling Party the right to assume the prosecution or maintenance thereof in such non-Controlling Party’s name and cost and expense.
(d)    All Out-of-Pocket Costs incurred in the filing, prosecution and maintenance of any Aventis Patent Rights, Regeneron Patent Rights and Joint Patent Rights, and any extensions thereof pursuant to Section 12.2(e)(e), shall be [****], except to the extent that the prosecuting Party elects to abandon the applicable Aventis Patent Right, Regeneron Patent Right or Joint Patent Right, in which case the other Party shall bear [****] of such Out-of-Pocket Costs if such other Party elects to assume responsibility for the prosecution and maintenance thereof as provided herein.
(e)    Each Party agrees to cooperate with the other with respect to the preparation, filing, prosecution and maintenance of the Regeneron Patent Rights, Aventis Patent Rights and Joint Patent Rights pursuant to this Section 12.2, including, without limitation, the execution of all such documents and instruments and the performance of such acts (and causing its relevant employees to execute such documents and instruments and to perform such acts) as may be reasonably necessary in order to permit the other Party to continue any preparation, filing, prosecution or maintenance of Joint Patent Rights that such Party has elected not to pursue as provided for in Section 12.2(c). The Parties shall cooperate to determine for which of the Aventis Patent Rights, Regeneron Patent Rights and Joint Patent Rights to seek an extension of the term in the Territory.

12.3    Interference, Opposition and Reissue.
(a)    Each Party will notify the other within ten (10) days of receipt by such Party of information concerning the request for, or filing or declaration of, any interference, opposition, post-grant review, reissue or reexamination relating to Regeneron Patent Rights, Aventis Patent Rights, or Joint Patent Rights in the Territory. The Parties will thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. Decisions on whether to initiate such a proceeding and the course of action in such proceeding, including settlement negotiations and terms, will be made (i) with respect to Regeneron Patent Rights, by Regeneron in consultation with Aventis, (ii) with respect to Aventis Patent Rights, by Aventis in consultation with Regeneron, and (iii) with respect to Joint Patent Rights, jointly by the Parties.
(b)    All Out-of-Pocket Costs incurred in connection with any interference, opposition, post-grant review, reissue, or reexamination proceeding relating to the Regeneron Patent Rights, Aventis Patent Rights and/or Joint Patent Rights shall be [****].
ARTICLE 13
INTELLECTUAL PROPERTY LITIGATION
13.1    Enforcement of Patents and Product Trademarks.
(a)    In the event that either Party or any of its Affiliates becomes aware of an actual or suspected infringement or unauthorized use, as applicable, of a Aventis Patent Right, a Regeneron Patent Right, a Joint Patent Right or any Product Trademark, in each case, by a Third Party’s activities in the Territory (an “Infringement”), the Party that became aware of the Infringement shall promptly notify the other Party in writing and shall provide such other Party with all available evidence supporting such Infringement. As soon as reasonably practicable after the receipt of such notice, the Parties shall meet and consider the appropriate course of action with respect to such infringement.
(b)    With respect to any Infringement, (i) Regeneron shall have the first right to bring and control any action or proceeding with respect to Infringement of any Regeneron Patent Right or of any Joint Patent Right that [****], and (ii) Aventis shall have the first right to bring and control any action or proceeding with respect to Infringement of any Aventis Patent Right or Joint Patent Right other than a Joint Patent Right that [****] (the Party with the first right being referred to as the “Lead Litigation Party”); provided, however, that the Parties shall ensure that there is proper communication and coordination of activities between the Parties. If the Lead Litigation Party fails to bring any such action or proceeding with respect to Infringement of the applicable Patent by a Third Party within sixty (60) days following notice of the alleged infringement (or such other period of time as may be required by applicable Law), the non-Lead Litigation Party shall have the right to bring and control any such action at its own expense by providing written notice to the other Party (the Party who controls the litigation to be referred to as the “Litigation Party”). The non-Litigation Party will provide reasonable assistance to the Litigation Party in prosecuting any action, and if required by Law, will join in the action. Although the Litigation Party has the right to select counsel of its own choice, it shall first consult with the other Party and consider in good faith the recommendations of the other Party.

The non-Litigation Party shall have the right to (and, if required by Law, will) join in any litigation using counsel of its choice at its sole discretion and expense, subject to Section 13.1(c). The amount of any recovery from any such Infringement action shall be (i) retained [****] and (ii) [****], provided that any such recoveries shall be first allocated to [****]. Notwithstanding the foregoing, any recoveries for lost sales or lost profits of a product for any Infringement hereunder shall be (A) with respect [****] and (B) with respect to [****].
(c)    All Out-of-Pocket Costs (except for the expenses of the non-Litigation Party’s counsel, if any) incurred in connection with any Infringement litigation under Section 13.1(b) shall be (i) borne [****], (ii) borne [****], (iii) [****], and (iv) to the extent not otherwise covered in clauses (i) - (iii), borne [****].
(d)    For the avoidance of doubt, neither Party will enter into any settlement of any Infringement suit referenced in this Section 13.1 involving Licensed Products that materially adversely affects the other Party’s rights or obligations with respect to the applicable Licensed Product (with respect to Regeneron as the settling party) or the VEGF Products (with respect to Aventis as the settling party), as applicable in the Territory without the other Party’s prior written consent.
13.2    Patent Marking. Aventis shall comply with the patent marking statutes in each county in which a Licensed Product is made, offered for sale, sold or imported by such Party, its Affiliates and/or its or their sublicensees or Distributors.
13.3    Third-Party Infringement Claims.
(a)    If either Party or its Affiliates becomes aware of a claim or assertion that the manufacture, Development or Commercialization of any Licensed Product in the Field infringes or otherwise violates the intellectual property rights of any Third Party in the Territory such Party shall promptly notify the other Party in writing of this claim or assertion. As soon as reasonably practicable after the receipt of such notice, the Parties shall meet and consider the appropriate course of action with respect to such allegation of infringement.
(b)    The Parties shall cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, with respect to material court filings and the defense and/or settlement of any such claim; provided, however, that each Party shall have the right to defend and control the defense of any such action naming it as a defendant at its sole cost and expense, using counsel of its own choice; provided further that any counterclaim or defense alleging Infringement (or infringement) shall be governed by Section 13.1. The rights and obligations in this Section 13.3 shall apply even if only one Party defends any claimed infringement action commenced by a Third Party alleging that the manufacture, Development or Commercialization of any Licensed Product in the Field infringes or otherwise violates the intellectual property rights of such Third Party in the Territory.
(c)    Unless otherwise agreed by the Parties, each Party shall bear its own Out-of-Pocket Costs and internal costs (except for the expenses of the non-controlling Party’s cooperation pursuant to Section 13.3(b), if only one Party defends a claim) incurred in connection with any litigation under this Section 13.3.
(d)    For the avoidance of doubt, neither Party will enter into any settlement of any suit involving Licensed Products that materially adversely affects the other Party’s rights or obligations with respect to the applicable Licensed Product (with respect to Regeneron as the settling party) or the VEGF Products (with respect to Aventis as the settling party), as applicable in the Territory without the other Party’s prior written consent.
13.4    Invalidity or Unenforceability Defenses or Actions.
(a)    In the event that a Third Party asserts, as a defense or as a counterclaim in any Infringement action (or infringement action) under Section 13.1, that any Regeneron Patent Rights, Aventis Patent Rights or Joint Patent Rights are invalid or unenforceable, then the Party first becoming aware of such claim shall promptly give written notice to the other Party. Subject to the assistance and coordination provisions described in Section 13.1(b), the Litigation Party shall have the final decision-making authority on responding to such defense or defending against such counterclaim (as applicable), including the right to settle or otherwise compromise such claim, in consultation with the non-Litigation Party.
(b)    If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Regeneron Patent Rights, Aventis Patent Rights or Joint Patent Rights are invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. The Party having the final decision-making authority on controlling the defense of such action or claim, including settlement negotiations and terms, will be (i) with respect to Regeneron Patent Rights, Regeneron in consultation with Aventis, (ii) with respect to Aventis Patent Rights, Aventis in consultation with Regeneron, and (iii) with respect to Joint Patent Rights, the Parties jointly. Any such Party controlling the defense against any such action or claim shall use legal counsel mutually agreeable by the Parties, and the Parties shall at all times cooperate, share all material notices and filings in a timely manner, provide all reasonable assistance to each other and use Commercially Reasonable Efforts to mutually agree upon an appropriate course of action, including, as appropriate, the preparation of material court filings and any discussions concerning a potential defense and/or settlement of any such claim.
(c)    All Out-of-Pocket Costs incurred in connection with responding to or defending against any action or claim that any Regeneron Patent Rights, Aventis Patent Rights or Joint Patent Rights are invalid or unenforceable pursuant to this Section 13.4 shall be borne in the same manner as set forth in Section 13.1(c) with respect to the allocation of costs for Infringement litigation.
(d)    For the avoidance of doubt, neither Party will enter into any settlement of any suit referenced in this Section 13.4 that materially adversely affects the other Party’s rights or obligations with respect to Licensed Products (with respect to Regeneron as the settling party) or the VEGF Products (with respect to Aventis as the settling party), as applicable in the

Territory, including admitting the invalidity or unenforceability of any Regeneron Patent Rights, Aventis Patent Rights, or Joint Patent Rights, without the other Party’s prior written consent.
ARTICLE 14
BOOKS, RECORDS AND INSPECTIONS; AUDITS AND ADJUSTMENTS
14.1    Books and Records. Each Party shall, and shall cause each of its respective Affiliates to, keep proper books of record and account in which full, true and correct entries (in conformity with GAAP or IAS/IFRS) shall be made for the purpose of determining the amounts payable or owed pursuant to this Agreement or the Supply Agreement. Each Party shall, and shall cause each of its respective Affiliates to, permit auditors, as provided in Section 14.2, to visit and inspect, during regular business hours and under the guidance of officers of the Party being inspected and to examine the books of record and account of such Party or such Affiliate to the extent relating to this Agreement or the Supply Agreement and discuss the affairs, finances and accounts of such Party or such Affiliate to the extent relating to this Agreement or the Supply Agreement with, and be advised as to the same by, its and their officers and independent accountants.
14.2    Audits and Adjustments.
(a)    Each Party shall have the right (at its costs), upon no less than thirty (30) days advance written notice and at such reasonable times and intervals and to such reasonable extent as the investigating Party shall request, not more than once during any calendar year, to have the books and records of the other Party and its Affiliates to the extent relating to this Agreement or the Supply Agreement for the preceding two (2) years audited by an independent “Big Four” (or equivalent) accounting firm of its choosing under reasonable appropriate confidentiality provisions, for the sole purpose of verifying the accuracy of all financial, accounting and numerical information and calculations provided under this Agreement or the Supply Agreement; provided that no period may be subjected to audit more than one (1) time unless a material discrepancy is found in any such audit of such period, in which case additional audits of such period may be conducted until no material discrepancies are found.
(b)    The results of any such audit shall be delivered in writing to each Party and shall be final and binding upon the Parties, unless disputed by a Party within ninety (90) days of receipt thereof. Unless otherwise mutually agreed by the Parties, any disputes regarding the results of any such audit shall be subject to the dispute resolution procedures set forth in Section 10.2. If the audited Party or its Affiliates have underpaid or over billed an amount due under this Agreement or the Supply Agreement resulting in a cumulative discrepancy during any year of more than ten percent (10%), the audited Party shall also reimburse the other Party for the costs of such audit (with the cost of the audit to be paid by the auditing Party in all other cases). Such accountants shall not reveal to the Party seeking verification the details of its review, except for such information as is required to be disclosed under this Agreement or the Supply Agreement, and shall be subject to the confidentiality provisions contained in ARTICLE 16.
(c)    If any examination or audit of the records described above discloses an under- or over-payment of amounts due hereunder, then unless the result of the audit is to be contested pursuant to Section 14.2(b) above, the Party (or its Affiliate) owing any money hereunder shall pay the same (plus interest thereon at the Default Interest Rate from the date of such underpayment through the date of payment of the amount required to be paid pursuant to this Section 14.2(c)) to the Party (or its Affiliate) entitled thereto within thirty (30) days after receipt of the written results of such audit pursuant to this Section 14.2.
14.3    GAAP/IAS/IFRS. Except as otherwise provided herein, all costs and expenses and other financial determinations with respect to this Agreement or the Supply Agreement shall be determined in accordance with GAAP or IAS/IFRS as generally and consistently applied.
ARTICLE 15
REPRESENTATIONS AND WARRANTIES
15.1    Due Organization, Valid Existence and Due Authorization. Each Party hereto represents and warrants to the other Party, as of the Amendment Execution Date, as follows: (a) it is duly organized and validly existing under the Laws of its jurisdiction of incorporation; (b) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (c) the execution and performance by it of its obligations hereunder will not constitute a breach of, or conflict with, its organizational documents nor any other material agreement or arrangement, whether written or oral, by which it is bound or requirement of applicable Laws or regulations; (d) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof (subject to applicable Laws of bankruptcy and moratorium); (e) such Party is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to the other under ARTICLE 4 hereof; and (f) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee in connection with this Agreement or the transactions contemplated hereby based on arrangements made by it or on its behalf.
15.2    Knowledge of Pending or Threatened Litigation. Each Party represents and warrants to the other Party that, as of the Amendment Execution Date, there is no claim, announced investigation, suit, action or proceeding pending or, to such Party’s knowledge, threatened, against such Party before or by any governmental entity or arbitrator that, individually or in the aggregate, could reasonably be expected to (a) materially impair the ability of such Party to perform any of its obligations under this Agreement or (b) prevent or materially delay or alter the consummation of any or all of the transactions contemplated hereby. During the Term, each Party shall promptly notify the other Party in writing upon learning of any of the foregoing.
15.3    Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY VEGF PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT

LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 16
CONFIDENTIALITY
16.1    Confidential Information. Each of Aventis and Regeneron acknowledges (subject to Section 16.2 and ARTICLE 19) that all Party Information provided to it (or its Affiliate) or otherwise made available to it by the other Party or its respective Affiliates pursuant to this Agreement is confidential and proprietary to such other Party or its respective Affiliates. Furthermore, each of Aventis and Regeneron acknowledges (subject to the further provisions of this ARTICLE 16) that all New Information is confidential and proprietary to both Parties (and both Parties shall be deemed to be the receiving Party with respect thereto). During the Term and for a period of ten (10) years thereafter, each of Aventis and Regeneron shall, and shall cause its officers, directors, employees and agents to, maintain in confidence and not disclose to any Third Party or not use the Party Information of the other Party (or its Affiliates) and all New Information, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement.
16.2    Exclusions. Notwithstanding anything provided above, the confidentiality and non-use restrictions provided in this ARTICLE 16 shall not apply to Party Information or New Information that was or is (and such information shall not be considered confidential or proprietary under this Agreement):
(a)    already in the public domain as of the Effective Date or becomes publicly known through no act, omission or fault of the receiving Party or its Affiliate or any Person to whom the receiving party provided such information;
(b)    already in the possession of the receiving Party or its Affiliate at the time of disclosure by the disclosing Party; provided, however, that this exception shall not apply with respect to New Information;
(c)    disclosed to the receiving Party or its Affiliate on an unrestricted basis from a Third Party not under an obligation of confidentiality to the other Party or any Affiliate of such other Party with respect to such information; or
(d)     similar in nature to the purported Party Information or New Information but has been independently created outside of this Agreement, as evidenced by written or electronic documentation, without any aid application or use of the Party Information or New Information.
16.3    Permitted Disclosures and Uses.
(a)    Each Party may use or disclose Party Information of the other Party and New Information to the extent that such use or disclosure is:

(i)    necessary or useful to file, prosecute, enforce or defend Patents or Patent applications for which the Party has the right to assume filing, prosecution, enforcement, defense or maintenance pursuant to this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law;
(ii)    required by a Governmental Authority, applicable Law (including the rules and regulations of any stock exchange or trading market on which the receiving Party’s (or its parent entity’s) securities are traded) or court order to be disclosed, provided that the receiving Party uses reasonable efforts to give the disclosing Party advance notice of such required disclosure in sufficient time to enable the disclosing Party to seek confidential treatment for such information, and provided further that the receiving Party provides all reasonable cooperation to assist the disclosing Party to protect such information and limits the disclosure to that information that is required by a Governmental Authority, applicable Law or court order to be disclosed;
(iii)    used to enforce the terms of this Agreement or any Ancillary Agreement if it gives reasonable advance notice to the other Party to permit the other Party a sufficient opportunity to take any measures to ensure confidential treatment of such information and the disclosing Party shall provide reasonable cooperation to protect the confidentiality of such information; or
(iv)    to the Regulatory Authorities as required in connection with obtaining or maintaining any application of a Licensed Product in the Field in the Territory pursuant to the terms of this Agreement; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law.
(b)    Notwithstanding anything provided above or elsewhere in this Agreement, Regeneron and its Affiliates shall have the right to use and disclose any New Information or Party Information of Aventis, in each case, related to Excluded Ocular VEGF Products and VEGF Products (including the making or use thereof):
(i)    in connection with Regeneron’s discovery, development, manufacture or commercialization of VEGF Products (other than a Licensed Product in the Field) in the Territory, including, without limitation, to existing or potential distributors, (sub)licensees, Affiliates or collaboration partners or otherwise in connection with the performance of its obligations or exercise of Regeneron’s rights as contemplated by this Agreement; or
(ii)    to the Regulatory Authorities as required in connection with obtaining or maintaining any application of a VEGF Product (other than a Licensed Product in the Field) in the Territory; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with applicable Law.

(c)    Notwithstanding anything else in this Agreement to the contrary, each Party hereto (and each employee, representative, or other agent of any Party) may disclose to any and all Persons, without limitation of any kind, the Federal income tax treatment and Federal income tax structure of any and all transaction(s) contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any Party (or to any employee, representative, or other agent of any Party) relating to such tax treatment or tax structure, provided, however, that this authorization of disclosure shall not apply to restrictions reasonably necessary to comply with securities laws.
16.4    Injunctive Relief. Each Party acknowledges that damages resulting from breach of this ARTICLE 16 would be an inadequate remedy and that, notwithstanding the provisions of ARTICLE 10, in the event of any such disclosure or use or any indication of an intent to disclose or use Party Information or New Information, the Party (or its Affiliates) owning such Party Information or New Information shall be entitled to seek, by way of private litigation, injunctive relief, whether preliminary or permanent, specific performance and other equitable relief, including an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity and reasonable attorneys’ fees. In any such action for equitable relief in a court of competent jurisdiction, both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.
16.5    Publication of New Information. During the Term, if either Aventis or Regeneron (the “Publishing Party”) desires to disclose any New Information or Party Information of the other Party that relates to any Licensed Product in scientific journals, publications or scientific presentations or otherwise, the Publishing Party shall provide the other Party an advance copy of any proposed publication or summary of a proposed oral presentation relating to the New Information or such Party Information of the other Party prior to submission for publication or disclosure. Such other Party shall have a reasonable opportunity to recommend any changes it reasonably believes are necessary (a) to preserve the New Information or such other Party Information or (b) to enable the Parties to obtain patent protection if either Party deems it necessary), and the Publishing Party shall not unreasonably reject such comments and, if requested by the other Party, shall delay or prevent such disclosure or publication as reasonably proposed by such other Party. In the case of patentable inventions, the delay shall be sufficiently long to permit the timely preparation and filing of a Patent application(s) or application(s) for a certificate of invention on the information involved.
16.6    Other Publications. During the Term, in the event that Aventis or Regeneron desires to issue any other press releases or public announcements concerning this Agreement or any Ancillary Agreement or any other activities contemplated thereunder, in each case, to the extent not otherwise addressed in Section 16.5, except as prohibited by a Governmental Authority or applicable Law, such Party agrees to provide to the other Party a copy of any public announcement, as soon as reasonably practicable (which, except under extraordinary circumstances, shall be at least five (5) Business Days) prior to its scheduled release; provided, however, that, without prior submission to the other Party, either Party may issue press releases or public announcements that incorporate information concerning this Agreement or any Ancillary Agreement or any activities contemplated thereunder which information was included in a press release or public announcement which was previously approved by the other Party as part of a press release or other public disclosure concerning this Agreement or which contains only non-material factual (non-financial) information regarding this Agreement (e.g., that the Agreement remains in effect). Except as otherwise required by applicable Law, the Party whose press release has been reviewed shall remove any information the reviewing Party reasonably deems to be inappropriate for disclosure. In connection with any press release or other written public announcement issued by Aventis pursuant to this Section 16.6, Aventis shall use Commercially Reasonable Efforts to include in any such press release or public announcement the phrase “ZALTRAP was developed in collaboration with Regeneron Pharmaceuticals, Inc.” or similar language to the extent permitted under any applicable Law, consistent with the provisions of Section 11.5. Except as required by Law, or in connection with the enforcement of this Agreement, neither Party (or their respective Affiliates) shall disclose to any Third Party, under any circumstances, any financial terms of this Agreement that have not been previously disclosed publicly pursuant to this ARTICLE 16 without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; except for disclosures to Third Parties that are bound by obligations of confidentiality and nonuse at least equivalent in scope to those included herein. In furtherance of the foregoing provisions of this Section 16.6, each Party shall give the other Party a reasonable opportunity to review all filings of this Agreement and all filings describing the terms of this Agreement with any Governmental Authority, including without limitation the United States Securities and Exchange Commission, prior to submission of such filings, and shall give due consideration to any reasonable comments by the non-filing Party relating to such filing, including without limitation the provisions of this Agreement for which confidential treatment should be sought.
ARTICLE 17
INDEMNITY
17.1    Indemnity and Insurance.
(a)    Aventis will defend, indemnify and hold harmless Regeneron, its Affiliates and its and their respective officers, directors, employees, (sub)licensees, distributors and agents (“Regeneron Indemnitees”) from and against all claims, demands, liabilities, damages, penalties, fines and expenses, including reasonable attorneys’ fees and costs (collectively, “Damages”), arising from a Third Party’s claim, action, suit, judgment or settlement (a “Third Party Claim”) against a Regeneron Indemnitee that is due to or based upon:
(i)    the negligence, recklessness, bad faith, intentional wrongful acts or omissions of Aventis or its Affiliates (or, to the extent permitted under this Agreement, their respective agents, contractors, sublicensees, Distributors, representatives or other persons or entities working on their behalf) in the performance of this Agreement, including, without limitation, in connection with its Development, Commercialization, or manufacture of any Licensed Product;

(ii)    material breach by Aventis (or conduct or omission by any of its Affiliates, which if performed or failed to be performed by Aventis would be a material breach by Aventis) of the terms of, or the representations and warranties made by it in, this Agreement or any applicable Ancillary Agreement to which it is a party; or
(iii)    the exploitation of the Licensed Products, including any actions or omissions by Aventis or its Affiliates (or, to the extent permitted under this Agreement, their respective agents, contractors, sublicensees, Distributors, representatives or other persons or entities working on their behalf) in connection therewith, except in each case ((i), (ii) and (iii), to the extent that Damages arise out of the negligence, recklessness, bad faith or intentional wrongful acts, or omissions committed by Regeneron or its Affiliates (or, to the extent permitted under this Agreement, their respective agents, contractors, sublicensees, distributors, representatives or other persons or entities working on their behalf) in the performance of this Agreement or the material breach by Regeneron (or conduct or omission by any of its Affiliates, which if performed or failed to be performed by Regeneron would be a material breach by Regeneron) of the terms of the Supply Agreement.
(b)    Regeneron will defend, indemnify and hold harmless Aventis, its Affiliates and its and their respective officers, directors, employees, sublicensees, Distributors and agents (“Aventis Indemnitees”) from and against all Damages arising from a Third Party Claim against a Aventis Indemnitee that is due to or based upon:
(i)    the negligence, recklessness, bad faith, intentional wrongful acts or omissions of Regeneron or its Affiliates (or, to the extent permitted under this Agreement, their respective agents, contractors, sublicensees, distributors, representatives or other persons or entities working on their behalf), including, without limitation, in connection with the development or commercialization of any Licensed Product; provided, however, that Regeneron’s indemnification obligations with respect to the manufacture of Licensed Products shall be governed by the terms of the Supply Agreement; or
(ii)    material breach by Regeneron (or conduct or omission by any of its Affiliates, which if performed or failed to be performed by Regeneron would be a material breach by Regeneron) of the terms of, or the representations and warranties made by it in, this Agreement (other than ARTICLE 8, which shall be governed by and subject to the limitations set forth in the Supply Agreement), except in each case ((i) and (ii), to the extent that Damages arise out of the negligence, recklessness, bad faith or intentional wrongful acts, or omissions committed by Aventis or its Affiliates (or, to the extent permitted under this Agreement, their respective agents, contractors, sublicensees, Distributors, representatives or other persons or entities working on their behalf) in the performance of this Agreement.
(c)    Aventis will use Commercially Reasonable Efforts to procure and maintain during the Term and for a minimum period of five (5) years thereafter and for an otherwise longer period as may be required by applicable Law in countries where the project is conducted, commercial general liability and product liability insurance in an amount not less than Ten Million Dollars ($10,000,000) per occurrence and in the annual aggregate. Such insurance shall insure against liability arising from this Agreement on the part of Aventis and any of its Affiliates, due to injury, disability or death of any person or persons, or property damage.
17.2    Indemnity Procedure.
(a)    The Party entitled to indemnification under this ARTICLE 17 (an “Indemnified Party”) shall notify the Party potentially responsible for such indemnification (the “Indemnifying Party”) within five (5) Business Days of becoming aware of any claim or claims asserted or threatened against the Indemnified Party which could give rise to a right of indemnification under this Agreement; provided, however, that the failure to give such notice shall not relieve the Indemnifying Party of its indemnity obligation hereunder except to the extent that such failure materially prejudices its rights hereunder.
(i)    If the Indemnifying Party has acknowledged in writing to the Indemnified Party the Indemnifying Party’s responsibility for defending such claim, the Indemnifying Party shall have the right to defend, at its sole cost and expense, such claim by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnified Party of a release from all liability in respect of such claim; and (ii) the Indemnified Party consents to such compromise or settlement, which consent shall not be withheld or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnified Party, (B) any payment by the Indemnified Party that is not indemnified hereunder or (C) the imposition of any equitable relief against the Indemnified Party. If the Indemnifying Party does not elect to assume control of the defense of a claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, upon ten (10) Business Days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnified Party and approved by the Indemnifying Party, such approval not to be unreasonably withheld or delayed), provided, that the Indemnified Party shall keep the Indemnifying Party apprised of all material developments with respect to such claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnified Party and the opposing party(ies) to such litigation. The Indemnified Party may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed.
(ii)    The Indemnified Party may participate in, but not control, any defense or settlement of any claim controlled by the Indemnifying Party pursuant to this Section 17.2 and shall bear its own costs and expenses with respect to such participation; provided, however, that the Indemnifying Party shall bear such costs and expenses if counsel for the Indemnifying Party shall have reasonably determined that such counsel may not properly represent both the Indemnifying and the Indemnified Party.

(iii)    Regardless of whether the Indemnifying Party assumes the defense of any claim pursuant to this Section 17.2, the Indemnified Party shall and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to the extent the Indemnified Party is entitled to indemnification pursuant to this ARTICLE 17, the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket expenses in connection with providing such assistance.
ARTICLE 18
FORCE MAJEURE
Neither Party will be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement or any Ancillary Agreement for failure or delay in fulfilling or performing any term of this Agreement or any Ancillary Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, without limitation, embargoes, acts of war (whether war be declared or not), insurrections, strikes, riots, civil commotions, or acts of God (“Force Majeure”). Such excuse from liability and responsibility shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the affected party has not caused such event(s) to occur. The affected Party will notify the other Party of such Force Majeure circumstances as soon as reasonably practical and will make every reasonable effort to mitigate the effects of such Force Majeure circumstances.
ARTICLE 19
TERM AND TERMINATION
19.1    Term/Expiration of Term.
(a)    The “Term” of this Agreement shall commence on the Effective Date and end at such time as neither Aventis, nor any of its Affiliates or its or their sublicensees or Distributors, is Developing or Commercializing any Licensed Product in the Field anywhere in the Territory (and such cessation of Development and Commercialization activities is acknowledged by both Parties to be permanent), unless earlier terminated as provided hereafter.
(b)    Upon expiration of the Term, except as set forth in this Agreement (including Sections 19.7 and 19.8), all licenses and rights granted by a Party to the other Party hereunder shall automatically terminate and revert to the granting Party.
19.2    Termination Without Cause. Aventis may terminate this Agreement (a) on a country-by-country basis for all Licensed Products in such country on [****] prior written notice to Regeneron or (b) with respect to the entire Territory for all Licensed Products on [****] prior written notice to Regeneron; provided, however, that any termination of this Agreement in five

(5) or more of the Original Major Market Countries shall be treated as a termination of this Agreement in its entirety under clause (b). Except as otherwise provided below in this Section 19.2, the Agreement shall continue in full force and effect through the notice period set forth above (the “Termination Notice Period”). During the Termination Notice Period, to the extent set forth or requested in one or more written notices from Regeneron to Aventis hereunder (y) such licenses and rights granted to Aventis shall automatically terminate as of a date specified in such notice(s) (but not later than the Termination Notice Period) in the Terminated Territory and (z) Aventis will promptly take the actions required by Schedule 6 or Schedule 7, as applicable, and Regeneron will reasonably cooperate with Aventis (for avoidance of doubt, such cooperation shall not require Regeneron to pay any amounts or incur any liabilities or obligations not otherwise required hereunder to be paid or incurred by Regeneron) to facilitate Regeneron’s (or its nominee’s) expeditious assumption during the Termination Notice Period, with as little disruption as reasonably possible, of the continued Development and/or Commercialization of such Licensed Product(s) in the Terminated Territory.
19.3    Termination For Material Breach. Upon and subject to the terms and conditions of this Section 19.3, this Agreement shall be terminable by a Party in its entirety if the other Party commits a material breach of this Agreement. Such notice of termination shall set forth in reasonable detail the facts underlying or constituting the alleged breach (and specifically referencing the provisions of this Agreement alleged to have been breached), and the termination which is the subject of such notice shall be effective ninety (90) days after the date such notice is given unless the breaching Party shall have cured such breach within such ninety (90) day period (or, if such material breach, by its nature, is a curable breach but such breach is not curable within such ninety (90) day period, such longer period not to exceed one hundred eighty (180) days so long as the breaching party is using diligent efforts to cure such breach, in which event if such breach has not been cured, such termination shall be effective on the earlier of the expiration of such one hundred eighty (180) day period or such lime as the breaching party ceases to use diligent efforts to cure such breach). Notwithstanding the foregoing, in the case of breach of a payment obligation hereunder, the ninety (90) day period referred to in the second sentence of this Section 19.3 shall instead be thirty (30) days (and the immediately following parenthetical clause in such sentence shall not apply). For purposes of this Section 19.3, the term “material breach” shall mean a breach by a Party that substantially undermines the benefits reasonably expected to be realized by the non-breaching Party from the Collaboration, taken as a whole.
19.4    Termination for Aventis’ Material Breach of the Supply Agreement. In the event that Regeneron (or its Affiliate) terminates the Supply Agreement for Aventis’ (or its Affiliate’s) material breach thereof, Regeneron shall have the right to terminate this Agreement in its entirety upon thirty (30) days’ prior written notice to Aventis.
19.5    Termination for Insolvency. Either Party shall have the right to terminate this Agreement in its entirety if, at any time, (a) the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or (b) the other Party proposes a written agreement of composition or extension of its debts, or (c) the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or (d) the other Party shall propose or be a party to any dissolution or liquidation, or (e) if the other Party shall make an assignment for the benefit of creditors.
19.6    Termination for Breach of Investor Agreement. Notwithstanding anything to the contrary herein, Regeneron will have the unilateral right to terminate this Agreement in its entirety, upon written notice to Aventis, if any of the Standstill Parties (as defined in the Amended and Restated Investor Agreement, dated as of January 11, 2014 (the “Investor Agreement”), by and among Aventis, sanofi-aventis US LLC, Aventis, sanofi-aventis Amérique du Nord and Regeneron) shall have breached Section 4.1 of the Investor Agreement. For the avoidance of doubt, Regeneron shall not have the right to terminate this Agreement as a result of a de minimis breach of Section 4.1(a) of the Investor Agreement or an inadvertent breach of Section 4.1(g) of the Investor Agreement arising from informal discussions covering general corporate or other business matters the purpose of which is not intended to effectuate or lead to any of the actions referred to in paragraphs (a) through (e) of Section 4.1 of the Investor Agreement.
19.7    Effect of Termination/Expiration.
(a)    Upon termination of this Agreement in its entirety pursuant to Section 19.2(b), 19.3, 19.4, 19.5 or 19.6, the provisions of Schedule 6 shall apply, and except to the extent required by Aventis to fulfill its obligations pursuant to Schedule 6 (and upon the earlier of such fulfillment or written notice from Regeneron that it will not require such fulfillment, such licenses and rights, to the extent not previously terminated, shall automatically terminate and revert to Regeneron), (i) all licenses and rights granted by Regeneron to Aventis hereunder shall automatically terminate and revert to Regeneron, and (ii) the licenses from Aventis and its Affiliates to Regeneron referred to in Schedule 6 shall come into full force and effect.
(b)    Upon termination of this Agreement with respect to a Terminated Territory pursuant to Section 19.2(a) (but not in the case of any termination of this Agreement in its entirety), the provisions of Schedule 7 shall apply with respect to the Terminated Territory, and except to the extent required by Aventis to fulfill its obligations pursuant to Schedule 7 (and upon the earlier of such fulfillment or written notice from Regeneron that it will not require such fulfillment, such licenses and rights, to the extent not previously terminated, shall automatically terminate and revert to Regeneron), (i) all licenses and rights granted by Regeneron to Aventis hereunder with respect to the Terminated Territory shall automatically terminate and revert to Regeneron, and (ii) the licenses from Aventis and its Affiliates to Regeneron referred to in Schedule 7 with respect to the Terminated Territory shall come into full force and effect. Without limiting the foregoing, in the event that Aventis terminates this Agreement with respect to a Terminated Territory pursuant to Section 19.2(a), Regeneron shall not take any action with respect to the Development and Commercialization of the Licensed Product(s) in the Field in the Terminated Territory that could reasonably be expected to have a materially adverse impact on

Aventis’ continued Development and Commercialization of the Licensed Product(s) in the Field in the Territory.
(c)    Without limiting Section 19.8, upon termination of this Agreement, the following provisions of this Agreement shall survive the termination of this Agreement and shall continue to be enforceable: ARTICLE 12 and ARTICLE 13, provided that, with respect to all the countries of the world in the case of termination under Section 19.7(a), and with respect to the Terminated Territory in the case of termination under Section 19.7(b), (i) Regeneron shall have the first right, but not the obligation, to enforce the Aventis Patent Rights in the territory to which such termination applies pursuant to Section 13.1(b); (ii) any costs and expenses incurred in connection with the prosecution and maintenance (including any interference, opposition or reexamination) of the Regeneron Patent Rights, Aventis Patent Rights or Joint Patent Rights in the territory to which such termination applies, or the defense of any claim that any of the foregoing are invalid or unenforceable (excluding the cost of any counsel employed by the non-controlling Party) shall be treated as follows: (1) with respect to the Regeneron Patent Rights and Aventis Patent Rights, the Party controlling the prosecution, maintenance or defense of such Regeneron Patent Rights or Aventis Patent Rights shall be responsible for such costs, except in the event that Regeneron elects to assume responsibility for the prosecution and maintenance of the Aventis Patent Rights pursuant to Section 12.2(b), in which case Regeneron shall be responsible for the costs incurred by Regeneron in connection therewith, and (2) with respect to the Joint Patent Rights, the Parties shall [****]; and (iii) any costs and expenses incurred in connection with the enforcement (and any resulting recoveries) of the Regeneron Patent Rights, Aventis Patent Rights or Joint Patent Rights in the territory to which such termination applies shall be the responsibility of the enforcing Party and the enforcing Party shall retain all recoveries with respect thereto; provided, however, that notwithstanding anything to the contrary in this Section 19.7(c), any recoveries for lost sales or profits of a product from any Infringement action hereunder shall be paid solely to or retained solely by the Party that is selling (or has the right to sell) such product.
19.8    Survival of Obligations. Except as otherwise provided in this ARTICLE 19, Schedule 6 or Schedule 7, upon expiration or termination of this Agreement, the rights and obligations of the Parties hereunder shall terminate to the extent of such expiration or termination, and this Agreement shall cease to be of further force or effect to the extent of such expiration or termination, provided that notwithstanding any expiration or termination of this Agreement:
(a)    neither Aventis nor Regeneron shall be relieved of any obligations (including payment obligations) of such Party arising prior to such expiration or termination, including, without limitation, with respect to Aventis, the payment of any non-cancelable costs and expenses incurred as part of a Plan (even if such costs and expenses arise following termination or expiration, as the case may be), except that in the case of termination of this Agreement pursuant to Section 19.2, without limitation of and subject to Aventis’ continuing obligations under the provisions referred to in Section 19.2, Aventis’ other obligations hereunder shall terminate prior to expiration of the Termination Notice Period if prior to such expiration Regeneron enters into a collaboration agreement of substantially similar scope as, and providing for the assumption and performance by the counterparty thereto of the obligations of Aventis under, this Agreement;
(b)    subject to the provisions of this ARTICLE 19 (including Schedule 6 and Schedule 7 to the extent applicable), the following obligations shall survive the expiration or termination of this Agreement and shall continue to be enforceable: Sections 4.6, 5.5, 6.4, 6.7, 6.10, 6.11, 7.2 (solely with respect to Regeneron and, insofar as necessary to fulfill its ongoing regulatory obligations, Aventis), 7.3(f) and (g) (solely with respect to Aventis’ obligations with respect to Excluded Ocular VEGF Products), 7.4, 7.5, 7.6 (first sentence), 7.7, 8.3, 11.1, 11.3(a), 11.5 (penultimate sentence), 11.6, 15.3, 19.1, 19.2, 19.7 (including Schedule 6 and Schedule 7), 19.8 and ARTICLE 9, ARTICLE 12 and 13 (subject to Section 19.7(c)), ARTICLE 14, ARTICLE 17, and ARTICLE 20 to the extent applicable.
(c)    such expiration or termination and this ARTICLE 19 shall be without prejudice to any rights or remedies a party may have for breach of this Agreement, including, without limitation, any breach of the provisions referred to in clause (b) above; and
(d)    if this Agreement is terminated with respect to the Terminated Territory pursuant to Section 19.2(a) (but not in its entirety), then following such termination the foregoing provisions set forth in this Section 19.8 shall remain in effect with respect to the Terminated Territory (to the extent they would survive and apply in the event this Agreement expires or is terminated in its entirety) and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Territory and be of no further force and effect (and for the avoidance of doubt all provisions of this Agreement shall remain in effect with respect to all countries in the Territory other than the Terminated Territory).
ARTICLE 20
MISCELLANEOUS
20.1    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each Party hereby irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of New York, and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 20.3 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.
20.2    Waiver. Waiver by a Party of a breach hereunder by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision. No delay or omission by a Party in exercising or availing itself of any right, power or privilege hereunder shall preclude the later exercise of any such right, power or privilege by such Party. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.
20.3    Notices. All notices, instructions and other communications hereunder or in connection herewith shall be in writing, shall be sent to the address of the relevant Party set forth on Schedule 8 attached hereto and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable nationwide overnight courier service, or (d) sent by facsimile transmission, with a confirmation copy to be sent by registered or certified mail, return receipt requested, postage prepaid. Any such notice, instruction or communication shall be deemed to have been delivered upon receipt if delivered by hand, three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, one (1) Business Day after it is sent via a reputable nationwide overnight courier service, or when transmitted with electronic confirmation of receipt, if transmitted by facsimile (if such transmission is made during regular business hours of the recipient on a Business Day; or otherwise, on the next Business Day following such transmission). Either Party may change its address by giving notice to the other Party in the manner provided above.
20.4    Entire Agreement. This Agreement together with the Ancillary Agreements to the extent referred to herein contain the complete understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior understandings and writings relating to the subject matter hereof and thereof.
20.5    Amendments. No provision in this Agreement shall be supplemented, deleted or amended except in a writing executed by an authorized representative of each of Aventis and Regeneron.
20.6    Headings. The descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections.
20.7    Severability. If, under applicable Laws, any provision hereof is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement in any jurisdiction (“Modified Clause”), then, it is mutually agreed that this Agreement shall endure and that the Modified Clause shall be enforced in such jurisdiction to the maximum extent permitted under applicable Laws in such jurisdiction, provided, further that the Parties shall consult and use all reasonable efforts to agree upon, and hereby consent to, any valid and enforceable modification of this Agreement as may be necessary to avoid any unjust enrichment of either Party and to match the intent of this Agreement as closely as possible, including the economic benefits and rights contemplated herein.
20.8    Registration and Filing of the Agreement. To the extent that a Party concludes in good faith that it is required to file or register this Agreement or a notification thereof with any Governmental Authority in accordance with applicable Laws, such Party may do so subject to the provisions of Section 16.6 above. The other Party shall promptly cooperate in such filing or notification and shall promptly execute all documents reasonably required in connection therewith. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental Authority relating to this Agreement, and shall promptly cooperate to respond to any request for further information therefrom.
20.9    Assignment. Except as otherwise expressly provided herein, neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Aventis or Regeneron without (a) the prior written consent of Regeneron in the case of any assignment by Aventis or (b) the prior written consent of Aventis in the case of an assignment by Regeneron, except in each case (i) to an Affiliate of the assigning Party, provided that the assigning Party shall remain primarily liable hereunder notwithstanding any such assignment, or (ii) subject to Section 19.6, to any other party who acquires all or substantially all of the business of the assigning Party by merger, sale of assets or otherwise, so long as such Affiliate or other party agrees in writing to be bound by the terms of this Agreement. The assigning Party shall remain primarily liable hereunder notwithstanding any such assignment. Any attempted assignment in violation hereof shall be void.
20.10    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, and shall also inure to the benefit of the Regeneron Indemnitees and Aventis Indemnitees to the extent provided in the last sentence of Section 20.13.
20.11    Affiliates. Each Party may perform its obligations hereunder through one or more of its Affiliates, although each Party shall nonetheless be responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act or omission) which such Party is prohibited hereunder from committing directly.
20.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. This Agreement may be executed by exchange between the Parties of electronically transmitted signatures (via facsimile, PDF format via e-mail or other electronic means) and such signatures shall be deemed to bind each Party hereto as if they were original signatures.
20.13    Third-Party Beneficiaries. Except as provided below in this Section 20.13, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party including any creditor of any Party hereto. No Third Party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto. Notwithstanding the foregoing, ARTICLE 17 is intended to benefit, and to be enforceable by, in addition to the Parties, the other Regeneron Indemnitees and Aventis Indemnitees as if they were parties hereto.
20.14    Relationship of the Parties. Each Party shall bear its own costs incurred in the performance of its obligations hereunder without charge or expense to the other except as expressly provided in this Agreement. Neither Aventis nor Regeneron shall have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee compensation or benefits of the other Party’s employees. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, Regeneron’s legal relationship under this Agreement to Aventis, and Aventis’ legal relationship under this Agreement to Regeneron, shall be that of independent contractor. Nothing in this Agreement shall be construed to establish a relationship of partners or joint ventures between the Parties or any of their respective Affiliates.
20.15    Limitation of Damages. IN NO EVENT SHALL REGENERON OR AVENTIS BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS) SUFFERED BY THE OTHER PARTY, REGARDLESS OF THE THEORY OF LIABILITY (INCLUDING CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE) AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE PAID TO A THIRD PARTY AS PART OF A THIRD-PARTY CLAIM WHICH IS COVERED BY THE INDEMNIFICATION OBLIGATIONS IN ARTICLE 17.
20.16    Non-Solicitation. During the Term and for a period of two (2) years thereafter, neither Party shall solicit or otherwise induce or attempt to induce any employees from the other Party involved in the manufacture, Development or Commercialization of any VEGF Product to leave the employment of the other Party and accept employment with the first Party. Notwithstanding the foregoing, this prohibition on solicitation does not apply to actions taken by a Party solely as a result of an employee’s affirmative response to a general recruitment effort carried through a public solicitation or general solicitation.
20.17    Rejection of Agreement in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by a Party to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and any similar Laws in any other country in the Territory, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties agree that all intellectual property rights licensed under or pursuant to this Agreement, including, without limitation, any patents or patent applications in any country of a party covered by the license grants under this Agreement, are part of the “intellectual property” as defined under Section 101 (35A) of the Bankruptcy Code subject to the protections afforded the non-rejecting Party under Section 365(n) of the Bankruptcy Code, and any similar law or regulation in any other country. The Parties agree that this Agreement shall not be deemed terminated by virtue of any rejection by a Party or its receiver or trustee under applicable bankruptcy Laws unless the non-rejecting Party fails to exercise its rights under Section 365(n)(1)(B) of the U.S. Bankruptcy Code (or its foreign equivalents). For clarity, if the non-rejecting Party fails to exercise such rights or such rights are not available in a country outside the United States, this Agreement shall be deemed terminated. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous Laws in any other country or jurisdiction, if this Agreement is not terminated or deemed terminated, the Party hereto that is not the subject of such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and all embodiments of such intellectual property, which, if not already in such Party’s possession, shall be promptly delivered to it upon such Party’s written request, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement.
20.18    Construction.
(a)    The use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits. The words “will” and “shall” shall have the same meaning and the use of the word “or” is used in the inclusive sense (and/or). The term “including,” “include,” or “includes” as used herein shall mean including, without limiting the generality of any description preceding such term, irrespective of whether such term is used with “without limitation” or “without limiting” throughout this Agreement. Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days.
(b)    The captions of this Agreement are for convenience or reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or in the intent of any provision contained in this Agreement. Unless otherwise specified, (i) the references in this Agreement to any Article, Section, Schedule or Appendix means references to such Article, Section, Schedule or Appendix of this Agreement, (ii) references in any section to any clause are references to such clause of such section and (iii) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, so varied, replaced or supplemented and in effect at the relevant time of reference thereto.
(c)    Whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose approval or consent is required shall be conclusively deemed to have withheld its approval or consent. This Agreement has been prepared jointly and the provisions contained herein shall not be construed or interpreted for or against any Party to this Agreement because such Party drafted or caused such Party’s legal representative to draft any provision contained herein.
(d)    In the event of any conflict between this Agreement and the Schedules and Appendices hereto, this Agreement shall prevail. In the event of any conflict between this Agreement and the Supply Agreement, this Agreement shall control.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, Aventis and Regeneron have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.

SANOFI-AVENTIS US, LLC

By	/s/ Robert DeBerardine
Name: Robert DeBerardine
Title: General Counsel, Sanofi North America

REGENERON PHARMACEUTICALS, INC.

By	/s/ Murray A. Goldberg
Name: Murray A. Goldberg
Title: Senior Vice President

SIGNATURE PAGE TO LICENSE AGREEMENT

SCHEDULE 1
Existing Licenses

[****]

[****]

[****]

SCHEDULE 2
Certain Newly Created Intellectual Property
[****]

SCHEDULE 5
Assigned Regeneron Regulatory Documentation
None

SCHEDULE 6
Transition Arrangements Following Termination in its Entirety
1.    Aventis shall promptly collect and return, and cause its Affiliates and its and their sublicensees and Distributors to collect and return, to Regeneron or, at Regeneron’s request, destroy, all documents containing Party Information or New Information directly relating to the Licensed Products, and shall immediately cease, and cause its Affiliates and its and their sublicensees and Distributors to cease, all further use of any such Party Information or New Information with respect to such Licensed Products. In addition, at Regeneron’s request, Aventis shall collect and transfer to Regeneron any remaining inventory of Promotional Materials, product samples, and Licensed Product inventory. Notwithstanding the foregoing in this Schedule 6, Aventis may retain copies of any Party Information or New information to the extent required by Law, as well as retain one (1) copy of such information solely for legal archive purposes. Regeneron shall be entitled to use and disclose any such information (including any such Party Information and/or New Information) in connection with the manufacture, Development or Commercialization of Licensed Products.
2.    Aventis shall use Commercially Reasonable Efforts to provide all cooperation and assistance reasonably requested by Regeneron to enable Regeneron (or its nominee) to assume with as little disruption as reasonably possible, the continued Development and/or Commercialization of the Licensed Products. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, without limitation, the following when, if and as requested by Regeneron:
(a)    Aventis shall grant, and does hereby grant, to Regeneron a fully paid-up, royalty-free, exclusive license (which shall include the right to grant sublicenses through multiple tiers) from Aventis under the Aventis Patent Rights, Aventis Know-How, and Aventis’ interest in the Joint Intellectual Property existing at the effective date of termination to Develop, make, have made, use, import, offer to sell and sell the VEGF Products inside and outside of the Field in the Territory.
(b)    Aventis shall transfer and assign to Regeneron (or its nominee) all Approvals and regulatory filings (including Registration Filings) made or obtained by Aventis or its Affiliates or any of its or their sublicensees or Distributors to the extent specifically relating to the Licensed Products (other than Approvals for Aventis manufacturing facilities).
(c)    Aventis shall assign and transfer to Regeneron (or its nominee) Aventis’ entire right, title and interest in and to all Product Trademarks to the extent specifically relating to the Licensed Products and to any domain names containing such Product Trademarks; provided that nothing herein is intended to convey any rights in or to Aventis’ corporate name and logos or any trade names of Aventis (other than the Product Trademarks).
(d)    Aventis shall provide to Regeneron (or its nominee) a copy (or originals to the extent required by any Regulatory Authority in connection with the manufacture,

Development or Commercialization of the Licensed Products in the Territory) of all information (including any Party Information and/or New Information)) in its possession or under its control to the extent directly relating to any Licensed Products, including, without limitation, all information contained in the regulatory and/or safety databases, all in the format then currently maintained by Aventis, or such other format as may be reasonably requested by Regeneron.
(e)    [****].
(f)    [****].
(g)    Without limitation of Aventis’ other obligations under this Schedule 6, Aventis will take the actions required by subparagraph (g)(i) below to the extent it is responsible for supplying Commercial Supply Requirements of such Licensed Product in such country pursuant to ARTICLE 8
(i)    Aventis will supply Regeneron with Clinical Supply Requirements and/or Commercial Supply Requirements of finished and packaged Licensed Products at the same price, and on such other terms and conditions on which Aventis was supplying, or in the absence of termination, would have been required to supply such finished and packaged Licensed Products, through the second anniversary of the effective date of termination of this Agreement or such shorter period if Regeneron notifies Aventis that it is able to manufacture or have manufactured Licensed Products on comparable financial terms.
3.    Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development and Commercialization of the Licensed Products hereunder to Regeneron (or its sublicensee or third party designee) as soon as is reasonably possible.
4.    For the avoidance of doubt, Regeneron shall not be required to provide Aventis any consideration in exchange for the licenses, transfers, assignments or other rights granted to it pursuant to the provisions of this Schedule 6; provided, however, that Regeneron shall be solely responsible for paying any royalties, fees or other consideration that Aventis may be obligated to pay to a Third Party in respect of any such transfer or sublicense to Regeneron of such licenses or other rights; and provided, further, that if Aventis continues to manufacture the Licensed Products in such terminated country pursuant to paragraph (g) above, Regeneron shall purchase such products at the price, and on such other terms and conditions specified therein.

SCHEDULE 7
Transition Arrangements Following Termination in the Terminated Territory
1.    Aventis shall promptly collect and return, and cause its Affiliates and its and their sublicensees and Distributors to collect and return, to Regeneron or, at Regeneron’s request, destroy, all documents containing Party Information or New Information directly relating to the Licensed Products in the Terminated Territory, and shall immediately cease, and cause its Affiliates and its and their sublicensees and Distributors to cease, all further use of any such Party Information or New Information with respect to such Licensed Products in the Terminated Territory. In addition, at Regeneron’s request, Aventis shall collect and transfer to Regeneron any remaining inventory of Promotional Materials, product samples, and Licensed Product inventory relating to the Terminated Territory. Notwithstanding the foregoing in this Schedule 7, Aventis may retain copies of any Party Information or New information to the extent required by Law, as well as retain one (1) copy of such information solely for legal archive purposes. Regeneron shall be entitled to use and disclose any such information (including any such Party Information and/or New Information) in connection with the manufacture, Development or Commercialization of Licensed Products.
2.    Aventis shall use Commercially Reasonable Efforts to provide all cooperation and assistance reasonably requested by Regeneron to enable Regeneron (or its nominee) to assume with as little disruption as reasonably possible, the continued Development and/or Commercialization of the Licensed Products in the Terminated Territory. Such cooperation and assistance shall be provided in a prompt and timely manner (having regard to the nature of the cooperation or assistance requested) and shall include, without limitation, the following when, if and as requested by Regeneron:
(a)    Aventis shall grant, and does hereby grant, to Regeneron a fully paid-up, royalty-free, exclusive license (which shall include the right to grant sublicenses through multiple tiers) from Aventis under the Aventis Patent Rights, Aventis Know-How, and Aventis’ interest in the Joint Intellectual Property existing at the effective date of termination (i) to Develop, make, have made, use, import, offer to sell and sell the VEGF Products inside and outside of the Field in the Terminated Territory and (ii) to Develop, make, have made, use and import the VEGF Products inside the Field in the Territory solely in support of the Development and Commercialization of the VEGF Products in the Terminated Territory.
(b)    Aventis shall transfer and assign to Regeneron (or its nominee) all Approvals and regulatory filings (including Registration Filings) in the Terminated Territory made or obtained by Aventis or its Affiliates or any of its or their sublicensees or Distributors to the extent specifically relating to the Licensed Products (other than Approvals for Aventis manufacturing facilities) in the Terminated Territory.
(c)    Aventis shall assign and transfer to Regeneron (or its nominee) Aventis’ entire right, title and interest in and to all Product Trademarks in the Terminated Territory to the extent specifically relating to the Licensed Products and to any domain names containing such Product Trademarks; provided that nothing herein is intended to convey any rights in or to

Aventis’ corporate name and logos or any trade names of Aventis (other than the Product Trademarks in the Terminated Territory).
(d)    Aventis shall provide to Regeneron (or its nominee) a copy (or originals to the extent required by any Regulatory Authority in connection with the manufacture, Development or Commercialization of the Licensed Products in the Territory) of all information (including any Party Information and/or New Information)) in its possession or under its control to the extent directly relating to any Licensed Products in the Terminated Territory, including, without limitation, all information contained in the regulatory and/or safety databases with respect to such Terminated Territory, all in the format then currently maintained by Aventis, or such other format as may be reasonably requested by Regeneron.
(e)    [****].
(f)    [****].
(g)    Aventis shall provide to Regeneron all necessary information and reasonable assistance in connection with Regeneron’s submissions to (including Registration Filings) or communications with Regulatory Authorities regarding Licensed Products, the Licensed Compound or the EYLEA Drug Substance in the Terminated Territory.
(h)    Without limitation of Aventis’ other obligations under this Schedule 7, Aventis will take the actions required by subparagraph (h)(i) below to the extent it is responsible for supplying Commercial Supply Requirements of such Licensed Product in the Terminated Territory pursuant to ARTICLE 8.
(i)    Aventis will supply Regeneron with Clinical Supply Requirements and/or Commercial Supply Requirements of finished and packaged Licensed Products for the Terminated Territory at the same price, and on such other terms and conditions on which Aventis was supplying, or in the absence of termination, would have been required to supply such finished and packaged Licensed Products, through the second anniversary of the effective date of termination of this Agreement or such shorter period if Regeneron notifies Aventis that it is able to manufacture or have manufactured Licensed Products on comparable financial terms.
3.    Without limitation of the generality of the foregoing, the Parties shall use Commercially Reasonable Efforts to complete the transition of the Development and Commercialization of the Licensed Products in the Terminated Territory hereunder to Regeneron (or its sublicensee or third party designee) as soon as is reasonably possible.
4.    Aventis shall not, and shall not permit any of its Affiliates or any of its and their licensees, sublicensees or Distributors to, distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly (a) to any Person for use outside the Territory or (b) to any Person in the Territory that Aventis or any of its Affiliates or any of its or their licensees, sublicensees or Distributors knows or has reason to know (i) is likely to distribute, market, promote, offer for sale or sell any Licensed Product for use in the Terminated Territory or assist another Person to do so (including any pharmacy, physician, hospital or other entity that is engaged in any compounding activities related to the Licensed Products), or (ii) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for use in the Terminated Territory or assisted another Person to do so. If Aventis or any of its Affiliates receives or becomes aware of the receipt by a licensee, sublicensee or Distributor of any orders for any Licensed Product for use in the Terminated Territory, such Person shall refer such orders to Regeneron. Aventis shall cause its Affiliates and its and their licensees, sublicensees and Distributors to notify Regeneron of any receipt of any orders for any Licensed Product for use in the Terminated Territory.

5.    Regeneron shall not, and shall not permit any of its Affiliates or any of its and their licensees, sublicensees or distributors to, distribute, market, promote, offer for sale or sell the Licensed Products directly or indirectly (a) to any Person for use in the Field outside the Terminated Territory or (b) to any Person in the Field in the Terminated Territory that Regeneron or any of its Affiliates or any of its or their licensees, sublicensees or Distributors knows or has reason to know (i) is likely to distribute, market, promote, offer for sale or sell any Licensed Product for use in the Field in the Territory or assist another Person to do so (including any pharmacy, physician, hospital or other entity that is engaged in any compounding activities related to the Licensed Products), or (ii) has directly or indirectly distributed, marketed, promoted, offered for sale or sold any Licensed Product for use in the Field in the Territory or assisted another Person to do so. If Regeneron or any of its Affiliates receives or becomes aware of the receipt by a licensee, sublicensee or distributor of any orders for any Licensed Product for use in the Field in the Territory, such Person shall refer such orders to Aventis. Regeneron shall cause its Affiliates and its and their licensees, sublicensees and distributors to notify Aventis of any receipt of any orders for any Licensed Product for use in the Field in the Territory.

6.    For the avoidance of doubt, Regeneron shall not be required to provide Aventis any consideration in exchange for the licenses, transfers, assignments or other rights granted to it pursuant to the provisions of this Schedule 7; provided, however, that Regeneron shall be solely responsible for paying any royalties, fees or other consideration that Aventis may be obligated to pay to a Third Party in respect of any such transfer or sublicense to Regeneron of such licenses or other rights with respect to the Terminated Territory; and provided, further, that if Aventis continues to manufacture the Licensed Products in the Terminated Territory pursuant to paragraph (h) above, Regeneron shall purchase such products at the price, and on such other terms and conditions specified therein.

SCHEDULE 8
Notices

(a)	If to Aventis:
sanofi-aventis U.S. LLC
55 Corporate Drive
Bridgewater, NJ 08807
Attention: President

With a copy to: General Counsel

(b)	If to Regeneron:
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591 U.S.A.
Attention: President
Copy: General Counsel

SCHEDULE 9
Regeneron Licensed Product Domain Names
[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]

SCHEDULE 10
Example of Profit Sharing Payment
An example of a calculation of profit sharing payments owed by Aventis to Regeneron for a Contract Year if aggregate sum of the Net Sales of all Licensed Products in the Field in the Territory in each Calendar Quarter of such Contract Year is $US 600,000,000 would be as follows:

	Q1	Q2	Q3	Q4	Annual Total

(A) Quarterly Net Sales*	100	130	170	200	600
(B) Cumulative Net Sales by Quarter*	100	230	400	600
(C) Applicable Percentage of Aggregate Net Sales, as set forth in Section 9.6(b)	[****]
(D) = ((B) x (C)) Aggregate Profit Sharing Payments Owned on Cumulative Net Sales for all Calendar Quarters to date in such Contract Year*	[****]
(E) Portion of the Aggregate Profit Sharing Payments Paid in Prior Calendar Quarters of such Contract Year*	[****]

((D)-(E)) Profit Sharing	[****]
Payment Due for Applicable Quarter*

Total Profit Sharing Payment for the Contract Year*					[****]

*All amounts in $US millions

SCHEDULE 11

ACTUAL FULLY BURDENED MANUFACTURING COST AND PERIOD COSTS
Capitalized terms used in this Schedule 11 that are not otherwise defined herein or in the Agreement shall have the meaning ascribed to them in the Supply Agreement.

1.	Actual Fully Burdened Manufacturing Cost.

[****]
[****]
[****]
[****]
[****]
[****]
[****]

2.    Period Costs. “Period Costs” shall mean the following:

[****]
[****]
[****]
[****]
[****]
[****]
[****]
[****]
3.     Contract Manufacturers. With respect to any Actual Fully Burdened Manufacturing Costs paid to contract manufacturers or other Third Parties in connection with the manufacture of Product, [****]. [****]

APPENDIX 1

ESTIMATED FULLY BURDENED BATCH PRICE FOR PRODUCT MANUFACTURED IN 2014 AND 2015

2014 Estimated Fully Burdened Batch Price:        $[****]1
2015 Estimated Fully Burdened Batch Price:        $[****]1

(1) [****].